                                                FILED PURSUANT TO RULE 424(b)(5)
                                                   REGISTRATION NUMBER 333-51764

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 5, 2001)
                                1,450,000 Shares

                                   [PYR LOGO]

                                  Common Stock
                                 --------------

    PYR Energy Corporation is offering up to 1,450,000 shares of common stock pursuant to subscription agreements with the purchasers of these shares. This prospectus supplement relates to the completion of our sale of these shares under the subscription agreements. The common stock is being purchased at a price of $8.00 per share, for a total offering of $11,600,000. See "Plan of Distribution" beginning on page S-34 of this prospectus supplement. Our common stock is listed on the American Stock Exchange under the symbol "PYR." On
March 8, 2001, the last reported sales price of our common stock on the AMEX was $9.20 per share.

                              -------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                   SEE "RISK FACTORS" BEGINNING ON PAGE S-6.
                               -----------------

                             PRICE $8.00 PER SHARE

                               -----------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              -------------------

                   Prospectus supplement dated March 8, 2001

                         PROSPECTUS SUPPLEMENT SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT BUT DOES NOT CONTAIN ALL OF THE INFORMATION YOU NEED TO CONSIDER IN MAKING YOUR INVESTMENT DECISION. TO UNDERSTAND ALL OF THE TERMS OF THIS OFFERING AND FOR A MORE COMPLETE UNDERSTANDING OF OUR BUSINESS, YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE, PARTICULARLY THE SECTIONS ENTITLED "RISK FACTORS." WHEN WE USE THE TERMS "PYR," "WE," "US" OR "OUR," WE ARE REFERRING TO PYR ENERGY CORPORATION, UNLESS THE CONTEXT OTHERWISE REQUIRES. THE TERM "YOU" REFERS TO A PROSPECTIVE INVESTOR. WE HAVE INCLUDED TECHNICAL TERMS IMPORTANT TO AN UNDERSTANDING OF OUR BUSINESS UNDER "GLOSSARY OF COMMON OIL AND GAS TERMS" BEGINNING ON PAGE S-35.

                                      PYR

    We are an independent oil and gas exploration company with a strategic focus on exploring for and developing significant oil and gas reserves in deep, structurally complex formations. To date, the primary focus of our activity has been in the San Joaquin Basin of California and on our East Lost Hills project there. We initiated this project in 1997 and brought in industry partners in 1998. We also are involved in a number of other high potential exploration projects in the San Joaquin Basin. In addition, we have established a presence in the Rocky Mountain region. We continue to acquire acreage positions in exploration areas we have identified as having significant oil and gas reserve potential.

    The San Joaquin Basin is one of the most prolific oil and gas producing regions in the continental United States. The basin has been producing for over 100 years, primarily from depths of less than 5,000 feet. In our East Lost Hills project, we are concentrating our exploration efforts on significantly deeper targets, with a particular focus on the deep Temblor formation at depths greater than 15,000 feet. Our first deep Temblor exploration well, drilled with our working interest partners in 1998, encountered extremely high pressures after penetrating the uppermost Temblor sand, resulting in a blowout. After the well produced significant volumes of gas, liquid hydrocarbons and water at high pressures for six months, we brought the well under control and plugged it using a relief well. Since then, we have successfully drilled and completed a new well in the same area to confirm our initial discovery. At present, we are drilling or completing three additional wells at East Lost Hills and plan further drilling. Our participant group holds working interests in the approximately 37,000 gross (approximately 33,000 net) acres at our East Lost Hills project. As a result of our 12.1% interest in the acreage owned by the participant group, our net acreage position in the East Lost Hills project is approximately 4,000 acres.

    In addition to our East Lost Hills project, we control interests in several other exploration projects encompassing approximately 70,000 gross (approximately 36,000 net) acres in the San Joaquin Basin. The most notable of these are our Bulldog and Wedge projects, where we control approximately 30,000 gross (approximately 28,000 net) acres immediately to the northwest of our East Lost Hills acreage. We acquired new 2-D seismic data over this acreage in December 2000 in order to continue our technical geological and geophysical analysis in this area. After we complete this analysis, we expect to be able to sell down a portion of this project and secure drilling participants during calendar 2001, although there is no assurance we will be able to do so.

    In the Rocky Mountain region, we control approximately 288,000 gross (approximately 240,000 net) acres in several areas that we believe to have significant oil and gas reserve potential. Currently, we do not have other participants in these projects. Over the next year, we intend to continue to conduct seismic and other geophysical activities to determine whether to drill exploration wells in this region. We also intend to sell down a portion of these projects to industry partners prior to drilling.

    Since inception, our activities have been focused on prospect generation, the acquisition of acreage, geological and geophysical analysis, securing partners, and drilling exploration and development wells. On February 6, 2001, we commenced our first production at East Lost Hills and we expect to prepare our first reserve report at the end of our August 31, 2001 fiscal year.

                               BUSINESS STRATEGY

    Our objective is to increase stockholder value per share by adding reserves, production, cash flow, earnings and net asset value. To accomplish this objective, we intend to capitalize on our technical expertise in identifying, evaluating and participating in the exploratory drilling and development of deep, structurally complex formations. We also intend to build on our experience in internally generating exploration projects, our ability to acquire additional working interests in the East Lost Hills project, and our other competitive strengths, which include:

    - our inventory of drilling and exploration projects in the San Joaquin
      Basin,

    - our control of pre-drill exploration phases, and

    - our expertise in advanced seismic imaging.

    To implement our strategy, we seek to:

    - ESTABLISH PRODUCTION AND CASH FLOW FROM OUR EAST LOST HILLS DISCOVERY WELLS. On February 6, 2001, we commenced our first production at East Lost Hills. Natural gas and condensate are being sold under a one-year contract with a major oil company at prices tied to a California index price for the month of delivery.

    - CONTINUE EXPLORATION AND DEVELOPMENT DRILLING IN OUR EAST LOST HILLS PROJECT. In addition to the three wells we are currently drilling or completing, we anticipate that we will commence drilling up to six new wells in our East Lost Hills project in calendar 2001. We also anticipate re-entering and sidetracking the relief well that was drilled in connection with the 1998 blowout.

    - ACQUIRE ADDITIONAL INTERESTS IN THE EAST LOST HILLS PROJECT. We recently acquired an additional 1.5% working interest in our East Lost Hills project. We believe that there may be opportunities to acquire additional interests in this project and intend to selectively pursue acquisitions in order to increase our ownership and participation in future development.

    - INITIATE EXPLORATION DRILLING ON OUR OTHER PROJECTS. In addition to our East Lost Hills project, we control interests in several other exploration projects in the San Joaquin Basin. The most notable of these are our Bulldog and Wedge projects, where we control approximately 30,000 gross (approximately 28,000 net) acres immediately to the northwest of our East Lost Hills acreage. Other targeted areas in which we have acquired leasehold positions include the overthrust belt of Montana and Wyoming and the Denver-Julesburg Basin of Colorado.

    - CONTINUE TO INTERNALLY GENERATE EXPLORATION PROSPECTS. We believe that by continuing to generate exploration prospects with a special emphasis on applying our seismic expertise to deep, structurally complex formations, we can identify prospects with significant oil and gas reserve potential. We then assemble acreage positions on these prospects. This enables us to control costs and the timing of the pre-drill phases of exploration and to sell a portion of our interests to partners, while retaining a carried interest in the initial exploratory drilling.

                                  THE OFFERING

Common stock offered by PYR..................  1,450,000 shares

Common stock outstanding after the             23,633,857 shares (1)
  offering...................................

Use of proceeds..............................  To fund our planned exploration and development activities, primarily in the San
                                               Joaquin Basin, to fund possible acquisitions,
                                               and for general corporate purposes.

AMEX symbol..................................  PYR

------------

(1) Does not include 1,750,589 shares of common stock issuable upon exercise of options and warrants outstanding as of March 8, 2001.

                             SUMMARY FINANCIAL DATA

    You should read the following information together with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The results of operations for the three months ended November 30, 2000 should not be regarded as indicative of results for the full fiscal year.

                                                                                         THREE MONTHS ENDED
                                                 FISCAL YEARS ENDED AUGUST 31,              NOVEMBER 30,
                                             --------------------------------------   -------------------------
                                                1998         1999          2000          1999          2000
                                             ----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues:
  Interest................................   $   36,145   $   116,713   $   165,411   $    56,842   $   111,128
  Consulting fees.........................       10,000            --            --            --            --
                                             ----------   -----------   -----------   -----------   -----------
    Total revenues........................       46,145       116,713       165,411        56,842       111,128
                                             ----------   -----------   -----------   -----------   -----------
Other income:
  Gain on sale of oil and gas prospects...      556,197            --            --            --            --
                                             ----------   -----------   -----------   -----------   -----------
Operating expenses:
  General and administrative..............      675,245       743,115       929,420       217,845       254,248
  Dryhole, impairment and abandonments....       15,000       306,369       200,000            --            --
  Interest................................          488       183,256           211            66            --
  Depreciation and amortization...........       22,416        24,380        18,327         4,558         4,098
                                             ----------   -----------   -----------   -----------   -----------
    Total expenses........................      713,149     1,257,120     1,147,958       222,469       258,346
                                             ----------   -----------   -----------   -----------   -----------
Net (loss)................................     (110,807)   (1,140,407)     (982,547)     (165,627)     (147,218)
  Less dividends on preferred stock.......           --       (50,910)     (178,621)           --            --
                                             ----------   -----------   -----------   -----------   -----------
Net (loss) to common stockholders.........   $ (110,807)  $(1,191,317)  $(1,161,168)  $  (165,627)  $  (147,218)
                                             ==========   ===========   ===========   ===========   ===========
Net (loss) per common share -- basic
  and diluted.............................   $    (0.01)  $     (0.11)  $     (0.07)  $     (0.01)  $     (0.01)
                                             ==========   ===========   ===========   ===========   ===========

STATEMENT OF CASH FLOWS DATA
Net cash provided by (used in):
  Operating activities....................   $ (658,146)  $  (547,243)  $  (854,150)  $  (332,576)  $  (300,215)
  Investing activities....................     (399,942)   (9,036,835)     (822,405)      338,154    (4,346,773)
  Financing activities....................       (1,093)    9,328,883    10,156,666          (385)      667,871

OTHER FINANCIAL DATA
  Capital expenditures (1)................   $2,737,714   $ 2,891,267   $ 6,434,719   $ 1,557,898   $ 4,346,773
  Cash flow (2)...........................     (629,588)     (686,160)     (744,220)     (141,069)     (143,120)

BALANCE SHEET DATA (END OF PERIOD)
  Cash....................................   $  373,100   $   117,905   $ 8,598,016   $   123,098   $ 4,618,899
  Working capital.........................     (938,333)    5,060,957     8,452,642     3,340,427     4,632,520
  Total assets............................    2,939,602    10,762,521    19,942,090    10,494,299    20,363,201
  Total long-term debt....................        2,661            --            --            --            --
  Total stockholders' equity..............    1,608,611    10,580,020    19,775,881    10,434,393    20,297,454

-------------

(1) Capital expenditures include all cash and non-cash expenditures.

(2) Cash flow represents cash flow from operating activities prior to changes in assets and liabilities.

                              SUMMARY ACREAGE DATA

    The table set forth below summarizes the approximate undeveloped acreage positions we controlled as of December 31, 2000 through lease, farmout, option and other agreements. In many instances, our partners have acquired rights to the acreage and we have a contractual right to have our interests in that acreage assigned to us. In most cases, we are in the process of having those interests so assigned.

LOCATION                                                      GROSS ACRES   NET ACRES
--------                                                      -----------   ---------
San Joaquin Basin...........................................    107,000       40,000
Rocky Mountain Region.......................................    288,000      240,000
                                                                -------      -------

Total.......................................................    395,000      280,000
                                                                =======      =======

    As a result of commencing production on the Berkley ELH #1 well, we consider 640 gross (78 net) acres in the San Joaquin Basin to be developed acreage.

                                   PRODUCTION

    Our first production commenced on February 6, 2001, and, as a result, we expect to prepare our first reserve report at the end of our August 31, 2001 fiscal year.

                                  RISK FACTORS

    You should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before purchasing shares of our common stock. In addition, please read "Forward-Looking Statements" on page S-12 of this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

WE HAVE A LIMITED OPERATING HISTORY IN THE OIL AND GAS BUSINESS.

    Our operations to date have consisted solely of evaluating geological and geophysical information, acquiring acreage positions, generating exploration prospects, and drilling a limited number of wells on deep oil and gas prospects. We currently have seven full-time employees. Our future financial results depend primarily on (1) our ability to discover commercial quantities of oil and gas;
(2) the market price for oil and gas; (3) our ability to continue to generate potential exploration prospects; and (4) our ability to fully implement our exploration and development program. We cannot predict that our future operations will be profitable. In addition, our operating results may vary significantly during any financial period. These variations may be caused by significant periods of time between discovery and development of oil or gas reserves, if any, in commercial quantities.

WE MAY NOT DISCOVER COMMERCIALLY PRODUCTIVE RESERVES.

    Our first production commenced on February 6, 2001 and we expect to prepare our first reserve report at the end of our August 31, 2001 fiscal year. Our future success depends on our ability to economically locate oil and gas reserves in commercial quantities. Except to the extent that we acquire properties containing proved reserves or that we conduct successful exploration and development activities, or both, our proved reserves, if any, will decline as reserves are produced. Our ability to locate reserves is dependent upon a number of factors, including our participation in multiple exploration projects and our technological capability to locate oil and gas in commercial quantities. We cannot predict that we will have the opportunity to participate in projects that economically produce commercial quantities of oil and gas in amounts necessary to meet our business plan or that the projects in which we elect to participate will be successful. There can be no assurance that our planned projects will result in significant reserves or that we will have future success in drilling productive wells at economical reserve replacement costs.

EXPLORATORY DRILLING IS AN UNCERTAIN PROCESS WITH MANY RISKS.

    Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive oil or gas reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

    - unexpected drilling conditions,

    - pressure or irregularities in formations,

    - equipment failures or accidents,

    - adverse weather conditions,

    - compliance with governmental requirements,

    - shortages or delays in the availability of drilling rigs and the delivery of equipment, and

    - shortages of trained oilfield service personnel.

    Our future drilling activities may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activities within a particular area will not decline. Unsuccessful drilling activities could have a material adverse effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified a number of potential exploration projects, we cannot be sure that we will ever drill them or that we will produce oil or gas from them or any other potential exploration projects.

OUR EXPLORATION AND DEVELOPMENT ACTIVITIES ARE SUBJECT TO RESERVOIR AND OPERATIONAL RISKS.

    Even when oil and gas is found in what is believed to be commercial quantities, reservoir risks, which may be heightened in new discoveries, may lead to increased costs and decreased production. These risks include the inability to sustain deliverability at commercially productive levels as a result of decreased reservoir pressures, large amounts of water, or other factors that might be encountered. As a result of these types of risks, most lenders will not loan funds secured by reserves from newly discovered reservoirs, which would have a negative impact on our future liquidity.

    Operational risks include hazards such as fires, explosions, craterings, blowouts (such as the blowout experienced at our initial exploratory well), uncontrollable flows of oil, gas or well fluids, pollution, releases of toxic gas and encountering formations with abnormal pressures. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur substantial losses.

    We expect to maintain insurance against some, but not all, of the risks associated with drilling and production in amounts that we believe to be reasonable in accordance with customary industry practices. The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on our financial condition and results of operations.

OUR OPERATIONS REQUIRE LARGE AMOUNTS OF CAPITAL.

    Our current development plans will require us to make large capital expenditures for the exploration and development of our oil and gas projects. Under our current capital expenditure budget, we expect to spend a minimum of approximately $7 million on exploration and development activities through calendar 2001. Also, we must secure substantial capital to explore and develop our other potential projects. Historically, we have funded our capital expenditures through the issuance of equity. Volatility in the price of our common stock, which may be significantly influenced by our drilling and production activity, may impede our ability to raise money quickly, if at all, through the issuance of equity at acceptable prices. We currently do not have any sources of additional financing. Future cash flows and the availability of financing will be subject to a number of variables, such as:

    - the success of our natural gas project in the San Joaquin Basin,

    - our success in locating and producing reserves,

    - the level of production from existing wells, and

    - prices of oil and gas.

    Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing stockholders. Debt financing, if obtained, could lead to:

    - a substantial portion of our operating cash flow being dedicated to the payment of principal and interest,

    - our being more vulnerable to competitive pressures and economic downturns, and

    - restrictions on our operations.

    If our revenues were to decrease due to lower oil and gas prices, decreased production or other reasons, and if we could not obtain capital through a credit facility or otherwise, our ability to execute our development plans, obtain and replace reserves, or maintain production levels could be greatly limited.

WE DEPEND HEAVILY ON EXPANSION AND DEVELOPMENT IN THE SAN JOAQUIN BASIN.

    All of our current drilling activity is in the San Joaquin Basin, and our future growth plans rely heavily on initiating and increasing production and reserves in the San Joaquin Basin. This lack of diverse business operations subjects us to a high degree of risk.

    Although we expect to prepare our first reserve report at the end of our August 31, 2001 fiscal year, we have not yet recorded reserves. Our development plan includes establishing and then increasing reserves through continued drilling and development of our existing properties in the San Joaquin Basin. We cannot be sure, though, that our planned projects in the San Joaquin Basin will lead to significant additional reserves or that we will be able to drill productive wells at anticipated finding and development costs. If we are able to record reserves, our reserves will decline as they are depleted, except to the extent that we conduct successful exploration or development activities or acquire other properties containing proved reserves.

WE DEPEND ON INDUSTRY ALLIANCES.

    We attempt to limit financial exposure on a project-by-project basis by forming industry alliances where our technical expertise can be complemented with the financial resources and operating expertise of more established companies. While entering into these alliances limits our financial exposure, it also limits our potential revenue from successful projects. Industry alliances also have the potential to expose us to uncertainty if our industry partners are acquired or have priorities in areas other than our projects. Despite these risks, we believe that if we are not able to form industry alliances, our ability to fully implement our business plan could be limited, which could have a material adverse effect on our business.

OUR NON-OPERATOR STATUS LIMITS OUR CONTROL OVER OUR OIL AND GAS PROJECTS.

    We focus primarily on creating exploration opportunities and forming industry alliances to develop those opportunities. As a result, we have only a limited ability to exercise control over a significant portion of a project's operations or the associated costs of those operations. The success of a project is dependent upon a number of factors that are outside our areas of expertise and control. These factors include:

    - the availability of leases with favorable terms and the availability of required permitting for projects,

    - the availability of future capital resources to us and the other participants to be used for purchasing leases and drilling wells,

    - the approval of other participants for the purchasing of leases and the drilling of wells on the projects, and

    - the economic conditions at the time of drilling, including the prevailing and anticipated prices for oil and gas.

Our reliance on other project participants and our limited ability to directly control project costs could have a material adverse effect on our expected rates of return.

    All the wells in our East Lost Hills project are operated by a subsidiary of Berkley Petroleum Corp. It was recently announced that Berkley had agreed to be acquired by Anadarko Petroleum Corporation and a previous unsolicited tender offer by Hunt Oil had been allowed to lapse. We cannot assure you that Berkley will complete the transaction with Anadarko or advise you as to the timing of that transaction. Moreover, while our operating agreements provide non-operators with some rights to replace operators or enforce their performance, we can provide no assurance that our drilling program will not be materially adversely affected if such a change of control were to occur.

OIL AND GAS PRICES ARE VOLATILE AND AN EXTENDED DECLINE IN PRICES COULD HURT OUR BUSINESS PROSPECTS.

    Our future profitability and rate of growth and the anticipated carrying value of our oil and gas properties will depend heavily on then prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. If we are successful in establishing production, any substantial or extended decline in the price of oil or gas could:

    - have a material adverse effect on our results of operations,

    - limit our ability to attract capital,

    - make the formations we are targeting significantly less economically attractive,

    - reduce our cash flow and borrowing capacity, and

    - reduce the value and the amount of any future reserves.

    Various factors beyond our control will affect prices of oil and gas, including:

    - worldwide and domestic supplies of oil and gas,

    - the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

    - political instability or armed conflict in oil or gas producing regions,

    - the price and level of foreign imports,

    - worldwide economic conditions,

    - marketability of production,

    - the level of consumer demand,

    - the price, availability and acceptance of alternative fuels,

    - the availability of processing and pipeline capacity,

    - weather conditions, and

    - actions of federal, state, local and foreign authorities.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas. In addition, sales of oil and gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year.

ACCOUNTING RULES MAY REQUIRE WRITE-DOWNS.

    Although we have not yet recorded any reserves, our first production commenced on February 6, 2001 and we expect to prepare our first reserve report at the end of our August 31, 2001 fiscal year. When we record reserves, we will be required to periodically review the carrying value of our oil and gas properties under full cost accounting rules. Under these rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. We may be required to write down the carrying value of our oil and gas properties when oil and gas prices are depressed or unusually volatile. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

WE FACE RISKS RELATED TO TITLE TO THE LEASES WE ENTER INTO THAT MAY RESULT IN ADDITIONAL COSTS AND AFFECT OUR OPERATING RESULTS.

    It is customary in the oil and gas industry to acquire a leasehold interest in a property based upon a preliminary title investigation. In many instances, our partners have acquired rights to the prospective acreage and we have a contractual right to have our interests in that acreage assigned to us. In most cases, we are in the process of having those interests so assigned. If the title to the leases acquired is defective, or title to the leases one of our partners acquires for our benefit is defective, we could lose the money already spent on acquisition and development, or incur substantial costs to cure the title defect, including any necessary litigation. If a title defect cannot be cured or if one of our partners does not assign to us our interest in a lease acquired for our benefit, we will not have the right to participate in the development of or production from the leased properties. In addition, it is possible that the terms of our oil and gas leases may be interpreted differently depending on the state in which the property is located. For instance, royalty calculations can be substantially different from state to state, depending on each state's interpretation of lease language concerning the costs of production. We cannot guarantee that there will be no litigation concerning the proper interpretation of the terms of our leases. Adverse decisions in any litigation of this kind could result in material costs or the loss of one or more leases.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE MORE RESOURCES THAN WE DO.

    We compete in oil and gas exploration with a number of other companies. Many of these competitors have financial and technological resources vastly exceeding those available to us. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition. In addition, from time to time, there may be competition for, and shortage of, exploration, drilling and production equipment. These shortages could lead to an increase in costs and delays in operations that could have a material adverse effect on our business and our ability to develop our properties. Problems of this nature also could prevent us from producing any oil and gas we discover at the rate we desire to do so.

TECHNOLOGICAL CHANGES COULD PUT US AT A COMPETITIVE DISADVANTAGE.

    The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other oil and gas exploration and development companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If we are unable to utilize the most advanced commercially available technologies, our business could be materially and adversely affected.

OUR INDUSTRY IS HEAVILY REGULATED.

    Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration. The overall regulatory burden on the industry increases the cost of doing business, which, in turn, decreases profitability.

OUR OPERATORS MUST COMPLY WITH COMPLEX ENVIRONMENTAL REGULATIONS.

    Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. New laws or regulations, or changes to current requirements, could have a material adverse effect on our business. We will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between state and federal agencies. We could face significant liabilities to the government and third parties for discharges of oil, natural gas, produced water or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation. We cannot be sure that existing environmental laws or regulations, as currently interpreted or enforced, or as they may be interpreted, enforced or altered in the future, will not have a material adverse effect on our results of operations and financial condition.

OUR BUSINESS DEPENDS ON TRANSPORTATION FACILITIES OWNED BY OTHERS.

    The marketability of our anticipated gas production depends in part on the availability, proximity and capacity of pipeline systems owned or operated by third parties. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

ATTEMPTS TO GROW OUR BUSINESS COULD HAVE AN ADVERSE EFFECT.

    Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur, it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON KEY PERSONNEL.

    We are highly dependent on the services of D. Scott Singdahlsen, our President and Chief Executive Officer, and our other geological and geophysical staff members. The loss of the services of any of these persons could hurt our business. We do not have an employment contract with Mr. Singdahlsen or any other employee.

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our business and growth strategies, anticipated trends in our business and our future results of operations, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the outcome of litigation, if any, and the impact of governmental regulation. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

    - failure to obtain, or a decline in, oil or gas production, or a decline in oil or gas prices,

    - incorrect estimates of required capital expenditures,

    - increases in the cost of drilling, completion and gas collection or other costs of production and operations,

    - an inability to meet growth projections, and

    - other risk factors set forth under "Risk Factors" in this prospectus supplement and the accompanying prospectus.

    In addition, the words "believe," "may," "could," "will," "when," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to PYR, our business or our management, are intended to identify forward-looking statements.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus supplement. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Our common stock has been listed on the American Stock Exchange under the market symbol "PYR" since December 8, 1999. Before then it was included for quotation on the OTC Bulletin Board under the symbol "PYRX." The following table sets forth the range of high and low sales prices per share of our common stock for the periods indicated.

                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR ENDED AUGUST 31, 1999
  First Quarter.............................................   $3.563     $0.438
  Second Quarter............................................    5.000      1.375
  Third Quarter.............................................    3.000      1.750
  Fourth Quarter............................................    5.063      2.031
FISCAL YEAR ENDED AUGUST 31, 2000
  First Quarter.............................................   $5.313     $3.625
  Second Quarter............................................    4.625      2.875
  Third Quarter.............................................    5.938      2.750
  Fourth Quarter............................................    7.125      3.500
FISCAL YEAR ENDED AUGUST 31, 2001
  First Quarter.............................................   $7.625     $4.500
  Second Quarter............................................    9.960      6.000
  Third Quarter (through March 8, 2001).....................    9.900      7.800

    On March 8, 2001, the last reported sales price of our common stock on the AMEX was $9.20 per share. As of March 8, 2001, there were approximately 3,400 holders of our common stock.

    We have not declared or paid, and do not anticipate declaring or paying in the near future, any dividends on our common stock.

                                USE OF PROCEEDS

    We expect to receive approximately $11.45 million of net proceeds after deducting estimated offering expenses of $150,000.

    We intend to use the net proceeds of this offering, together with operating cash flow, to fund our planned exploration and development activities, primarily in the San Joaquin Basin in California, to fund possible acquisitions, and for general corporate purposes. Pending application, the proceeds may be invested in short-term obligations or qualified government securities.

                                 CAPITALIZATION

    The following table sets forth (1) our actual, unaudited capitalization as of November 30, 2000 and (2) our capitalization as adjusted to reflect the sale of 1,450,000 shares of common stock in this offering at a price of $8.00 per share and the application of the net proceeds as set forth under "Use of Proceeds." The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                  NOVEMBER 30, 2000
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
Cash........................................................  $ 4,618,899   $16,068,899
                                                              ===========   ===========
Stockholders' equity:
  Common stock, $0.001 par value; 50,000,000 shares
    authorized; 21,689,053 shares issued and outstanding,
    actual; 23,139,053 shares issued and outstanding, as
    adjusted (1)............................................       21,689        23,139
  Capital in excess of par value............................   22,714,569    34,163,119
  Deficit accumulated during the development stage..........   (2,438,804)   (2,438,804)
                                                              -----------   -----------
Total stockholders' equity..................................   20,297,454    31,747,454
                                                              -----------   -----------
Total capitalization........................................  $20,297,454   $31,747,454
                                                              ===========   ===========

------------

(1) Does not include 1,750,589 shares of common stock issuable upon exercise of options and warrants outstanding as of March 8, 2001.

                            SELECTED FINANCIAL DATA

    The selected financial data presented below for the fiscal years ended August 31, 1998, 1999 and 2000 is derived from our audited financial statements. The selected financial data presented below for the three month periods ended November 30, 1999 and 2000 is derived from our unaudited financial statements and includes, in the opinion of management, all normal and recurring adjustments necessary to present fairly the data for those periods. The results of operations for the three months ended November 30, 2000 should not be regarded as indicative of results for the full fiscal year.

    You should read the following information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                                         THREE MONTHS ENDED
                                                 FISCAL YEARS ENDED AUGUST 31,              NOVEMBER 30,
                                             --------------------------------------   -------------------------
                                                1998         1999          2000          1999          2000
                                             ----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues:
  Interest................................   $   36,145   $   116,713   $   165,411   $    56,842   $   111,128
  Consulting fees.........................       10,000            --            --            --            --
                                             ----------   -----------   -----------   -----------   -----------
    Total revenues........................       46,145       116,713       165,411        56,842       111,128
                                             ----------   -----------   -----------   -----------   -----------
Other income:
  Gain on sale of oil and gas prospects...      556,197            --            --            --            --
                                             ----------   -----------   -----------   -----------   -----------
Operating expenses:
  General and administrative..............      675,245       743,115       929,420       217,845       254,248
  Dryhole, impairment and abandonments....       15,000       306,369       200,000            --            --
  Interest................................          488       183,256           211            66            --
  Depreciation and amortization...........       22,416        24,380        18,327         4,558         4,098
                                             ----------   -----------   -----------   -----------   -----------
    Total expenses........................      713,149     1,257,120     1,147,958       222,469       258,346
                                             ----------   -----------   -----------   -----------   -----------
Net (loss)................................     (110,807)   (1,140,407)     (982,547)     (165,627)     (147,218)
  Less dividends on preferred stock.......           --       (50,910)     (178,621)           --            --
                                             ----------   -----------   -----------   -----------   -----------
Net (loss) to common stockholders.........   $ (110,807)  $(1,191,317)  $(1,161,168)  $  (165,627)  $  (147,218)
                                             ==========   ===========   ===========   ===========   ===========
Net (loss) per common share -- basic
  and diluted.............................   $    (0.01)  $     (0.11)  $     (0.07)  $     (0.01)  $     (0.01)
                                             ==========   ===========   ===========   ===========   ===========

STATEMENT OF CASH FLOWS DATA
Net cash provided by (used in):
  Operating activities....................   $ (658,146)  $  (547,243)  $  (854,150)  $  (332,576)  $  (300,215)
  Investing activities....................     (399,942)   (9,036,835)     (822,405)      338,154    (4,346,773)
  Financing activities....................       (1,093)    9,328,883    10,156,666          (385)      667,871

OTHER FINANCIAL DATA
  Capital expenditures (1)................   $2,737,714   $ 2,891,267   $ 6,434,719   $ 1,557,898   $ 4,346,773
  Cash flow (2)...........................     (629,588)     (686,160)     (744,220)     (141,069)     (143,120)

BALANCE SHEET DATA (END OF PERIOD)
  Cash....................................   $  373,100   $   117,905   $ 8,598,016   $   123,098   $ 4,618,899
  Working capital.........................     (938,333)    5,060,957     8,452,642     3,340,427     4,632,520
  Total assets............................    2,939,602    10,762,521    19,942,090    10,494,299    20,363,201
  Total long-term debt....................        2,661            --            --            --            --
  Total stockholders' equity..............    1,608,611    10,580,020    19,775,881    10,434,393    20,297,454

-------------

(1) Capital expenditures include all cash and non-cash expenditures.

(2) Cash flow represents cash flows from operating activities prior to changes in assets and liabilities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following is a discussion and comparison of our financial condition and results of operations as of and for the three months ended November 30, 2000 and November 30, 1999, and as of and for the fiscal years ended August 31, 2000, 1999 and 1998. This discussion should be read together with our audited financial statement and related notes, and the other financial data included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

GENERAL

    We are a development stage independent oil and gas exploration company with a strategic focus on exploring for and developing significant oil and gas reserves in deep, structurally complex formations. To date, the primary focus of our activity has been in the San Joaquin Basin of California. Our activities have been focused on prospect generation, the acquisition of acreage, geological and geophysical analysis, securing partners and drilling exploration wells. On February 6, 2001, we commenced our first production at East Lost Hills and we expect to prepare our first reserve report at the end of our August 31, 2001 fiscal year.

    Our future financial results depend primarily on (1) our ability to discover commercial quantities of oil and gas; (2) the market price for oil and gas;
(3) our ability to continue to generate potential exploration prospects; and
(4) our ability to fully implement our exploration and development program. There can be no assurance that we will be successful in any of these respects or that the prices of oil and gas prevailing at the time of production will be at a level allowing for profitable production.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED NOVEMBER 30, 2000 COMPARED TO THREE MONTHS ENDED NOVEMBER 30, 1999

    Operations during the three months ended November 30, 2000 resulted in a net loss of $147,218 compared to a net loss of $165,627 for the three months ended November 30, 1999.

    OIL AND GAS REVENUES AND EXPENSES. At November 30, 2000, we had not generated operating revenues or expenses from oil and gas production.

    INTEREST INCOME. We recorded $111,128 and $56,842 in interest income for the three months ended November 30, 2000 and November 30, 1999, respectively. The increase in interest income resulted from cash received from a private placement of equity completed in August 2000.

    GENERAL AND ADMINISTRATIVE EXPENSES. We incurred $254,248 and $217,845 in general and administrative expenses during the fiscal quarters ended
November 30, 2000 and November 30, 1999, respectively. The increase resulted primarily from increases in investor and stockholder relations expenses.

    DRY HOLE, IMPAIRMENT AND ABANDONMENTS. We reviewed the carrying costs associated with our capitalized oil and gas costs and concluded that no impairments were necessary for the three months ended November 30, 2000 or 1999.

    INTEREST EXPENSE. We recorded no interest expense in the fiscal quarter ended November 30, 2000 and nominal interest expense for the fiscal quarter ended November 30, 1999.

    DEPRECIATION, DEPLETION AND AMORTIZATION. We recorded no depletion expense from oil and gas properties for the three months ended November 30, 2000 and November 30, 1999. At November 30, 2000 and 1999, we had not recorded any reserves. We recorded $4,098 and $4,558 in depreciation expense associated with capitalized office furniture and equipment during the fiscal quarters ended November 30, 2000 and November 30, 1999, respectively.

  FISCAL YEAR ENDED AUGUST 31, 2000 COMPARED TO FISCAL YEAR ENDED AUGUST 31,
  1999

    Operations during the fiscal year ended August 31, 2000 resulted in a net loss of $982,547 compared to a net loss $1,140,407 for the fiscal year ended August 31, 1999.

    OIL AND GAS REVENUES AND EXPENSES. At August 31, 2000, we had not generated operating revenues or expenses from oil and gas production.

    INTEREST INCOME. We recorded $165,411 and $116,713 in interest income for the fiscal years ended August 31, 2000 and 1999, respectively. The increase in interest income resulted from cash received from private placements of equity completed in May 2000 and August 2000.

    GENERAL AND ADMINISTRATIVE EXPENSES. We incurred $929,420 and $743,115 in general and administrative expenses during the fiscal years ended August 31, 2000 and 1999, respectively. The increase resulted primarily from costs associated with our listing on the American Stock Exchange, from our expanding investor and stockholder base, and from increases in personnel and salaries associated with the hiring of additional technical and administrative personnel.

    DRY HOLE, IMPAIRMENT AND ABANDONMENTS. In the fiscal year ended August 31, 2000, we recorded an impairment of $200,000 against our Cal Canal project. In the fiscal year ended August 31, 1999, we re-evaluated our School Road project and recorded an impairment of approximately $285,000 against our basis in this project. Also in the fiscal year ended August 31, 1999, we abandoned certain projects and recorded an abandonment cost of approximately $21,000.

    INTEREST EXPENSE. We recorded nominal interest expense in the fiscal year ended August 31, 2000. We recorded $183,256 in interest expense during the fiscal year ended August 31, 1999, predominantly associated with the 10% convertible debentures that were outstanding from October 26, 1998 through April 16, 1999. As allowed by the terms of the convertible debentures, we elected to pay this interest by issuing 53,326 shares of common stock. These debentures were converted into Series A Convertible Preferred Stock on April 16, 1999. We were obligated to pay a 10% annual dividend on the outstanding preferred stock. During the fiscal year ended August 31, 2000, we paid dividends to the holders of preferred stock of $178,621 by issuing a total of 38,531 shares of common stock. In November 2000, all the shares of preferred stock were converted into shares of common stock.

    DEPRECIATION, DEPLETION AND AMORTIZATION. We recorded no depletion expense from oil and gas properties in the fiscal years ended August 31, 2000 and 1999. At August 31, 2000 and 1999, we had not recorded any reserves. We recorded $18,327 and $24,380 in depreciation expense associated with capitalized office furniture and equipment during the fiscal years ended August 31, 2000 and 1999, respectively.

  FISCAL YEAR ENDED AUGUST 31, 1999 COMPARED TO FISCAL YEAR ENDED AUGUST 31,
  1998

    Operations during the fiscal year ended August 31, 1999 resulted in a net loss of $1,140,407 compared to a net loss of $110,807 for the fiscal year ended August 31, 1998.

    OIL AND GAS REVENUES AND EXPENSES. At August 31, 1999, we had not generated operating revenues or expenses from oil and gas production.

    CONSULTING FEE REVENUES. We generated $10,000 from consulting fees in the fiscal year ended August 31, 1998. These revenues were nonrecurring.

    GENERAL AND ADMINISTRATIVE EXPENSES. We incurred $743,115 and $675,245 in general and administrative expenses during the fiscal years ended August 31, 1999 and 1998, respectively. The increase resulted from incurring costs associated with the hiring of additional technical and administrative personnel.

    DRY HOLE, IMPAIRMENT AND ABANDONMENTS.  During the fiscal year ended
August 31, 1998, we recorded a dry hole impairment of $15,000 associated with the drilling of an unsuccessful exploration well on our School Road acreage. In the fiscal year ended August 31, 1999, we re-evaluated our School Road project and recorded an impairment of approximately $285,000 against our basis in this project. Also in the fiscal year ended August 31, 1999, we abandoned certain projects and recorded an abandonment cost of approximately $21,000.

    INTEREST EXPENSE. We recorded $183,256 in interest expense during the fiscal year ended August 31, 1999, predominantly associated with the 10% convertible debentures that were outstanding from October 26, 1998 through April 16, 1999. As allowed by the terms of the convertible debentures, we elected to pay this interest by issuing 53,326 shares of our common stock. We had nominal interest expense during the fiscal year ended August 31, 1998.

    DEPRECIATION, DEPLETION AND AMORTIZATION. We recorded no depletion expense from oil and gas properties in the fiscal years ended August 31, 1999 and 1998. At August 31, 1999 and 1998, we had not recorded any reserves. We recorded $24,380 and $22,416 in depreciation expense associated with capitalized office furniture and equipment during the fiscal years ended August 31, 1999 and 1998, respectively.

    GAIN ON SALE OF OIL AND GAS PROPERTIES.  During the fiscal year ended
August 31, 1998, we sold a portion of our East Lost Hills project to industry partners for a total of $850,000 in cash. We retained a working interest in this project. As the sale of this interest in our East Lost Hills project was greater than 25% of our undeveloped oil and gas projects as of the date of sale, gain was recognized in the financial statements for the fiscal year ended August 31, 1998 in the amount of approximately $556,000 and our carrying cost of undeveloped oil and gas prospects was reduced by the basis in the interest sold of approximately $294,000.

    During 1998, we also sold a portion of our interest in our School Road project. Proceeds of $200,000 from this sale were charged against the full cost pool because the sale of this interest was less than 25% of our undeveloped oil and gas projects as of the date of sale.

LIQUIDITY AND CAPITAL RESOURCES

    At November 30, 2000, we had $4,632,520 in working capital.

    During the three months ended November 30, 2000, our capitalized costs for undeveloped oil and gas properties increased by approximately $4,346,000. The increase is comprised of the cost of acquiring an additional 1.5433% working interest in our East Lost Hills project, drilling and completion costs, transportation pipeline costs, production facilities costs, delay rentals, and other related direct costs with respect to our exploration and development projects.

    During the fiscal year ended August 31, 2000, our capitalized costs for undeveloped oil and gas properties increased by approximately $6,230,000. This net increase is comprised of total costs of approximately $6,430,000 for drilling costs, costs associated with acquiring and retaining exploration acreage, seismic costs associated with undeveloped oil and gas projects, and reclassification of costs paid during the fiscal year ended August 31, 1999 for claims relating to the 1998 blowout, offset by a property impairment of $200,000 recorded against our Cal Canal project.

    During the fiscal year ended August 31, 1999, our capitalized costs for undeveloped oil and gas properties increased by a net amount of approximately $2,572,000. This net increase is comprised of expenditures on undeveloped oil and gas prospects of approximately $2,878,000, offset by property abandonments and impairments of approximately $306,000.

    During the fiscal year ended August 31, 1998, our capitalized costs for undeveloped oil and gas properties increased by approximately $2,180,000. This net increase is comprised of costs associated with seismic data acquisition and other related expenditures on undeveloped oil and gas projects, offset by $200,000 of cash received from the sale of a portion of our School Road project and a decrease in the basis relating to the sale of a partial interest in our East Lost Hills exploration project.

    In May 2000, we completed the sale of 22,000 units of common stock and warrants pursuant to a private placement at a price of $32.50 per unit. Each unit consisted of 10 shares of common stock and one immediately exercisable warrant to purchase one share of common stock at an exercise price of $4.25 per share for a period of three years. Proceeds from the offering were $715,000, before costs of the offering of $11,857. In August 2000, we completed the sale of 540,000 units of common stock and warrants pursuant to a private placement at a price of $17.50 per unit. Each unit consisted of five shares of common stock and one immediately exercisable warrant to purchase one share of common stock at an exercise price of $4.80 per share for a period of three years. Proceeds from this offering were $9,450,000, before costs of the offering of $567,436 (including warrants valued at $110,606 at the time of the offering).

    On October 26, 2000, we met specific requirements that enabled us to seek to repurchase all the remaining outstanding shares of Series A Convertible Preferred Stock. Rather than allow their shares to be repurchased at $0.60 per underlying common share, the holders of the preferred stock converted all of the remaining outstanding shares of Series A Convertible Preferred Stock into shares of common stock. This resulted in a cashless transaction whereby 14,263 shares of Series A Convertible Preferred Stock were converted into a total of 2,377,234 shares of common stock. At November 30, 2000, there were no remaining shares of Series A Convertible Preferred Stock outstanding. In November 2000, warrants to purchase 100,000 shares of common stock issued in connection with the private placement of the Series A Convertible Preferred Stock were exercised at the exercise price of $0.75 per share. In December 2000, warrants to purchase an additional 16,667 shares of common stock were exercised. We received $87,500 in cash as the result of these exercises. There are no additional outstanding warrants associated with this private placement.

    During November 2000, we met certain share price requirements that enabled us to repurchase all the remaining outstanding warrants issued in conjunction with a private placement that was completed in May 1999. During the quarter ended November 30, 2000, warrants were exercised to purchase a total of 17,125 shares of our common stock at a purchase price of $2.50 per share. Total proceeds received from this warrant exercise were $42,813. Prior to the quarter ended November 30, 2000, warrants were exercised to purchase a total of 164,063 shares of our common stock. Total proceeds received from these warrant exercises were $410,157. During December 2000, all the remaining outstanding warrants from the May 1999 private placement were exercised to purchase an aggregate of 256,312 shares of common stock, resulting in aggregate proceeds to us of $640,781.

    During November 2000 and January 2001, warrants issued in conjunction with the August 2000 private placement were exercised to purchase 144,286 shares of common stock at an exercise price of $4.80 per share. This resulted in proceeds to us of $692,573.

    During January 2001, we met certain share price requirements that enabled us to repurchase all remaining outstanding warrants issued in connection with a private placement that was completed in May 2000. All the holders of the warrants to purchase an aggregate of 22,000 shares of common stock exercised their warrants. We received $93,500 from the exercise of these warrants.

    We had no outstanding long-term debt at November 30, 2000 or at August 31, 2000. We have not entered into any commodity swap arrangements or hedging transactions. Although we have no current plans to do so, we may enter into commodity swap and hedging transactions in the future in conjunction with oil and gas production, if any.

    It is anticipated that the future development of our business will require additional, and possibly substantial, capital expenditures. Our capital expenditure budget for calendar 2001 will depend on our success in selling additional prospects for cash, the level of industry participation in our exploration projects, the availability of debt or equity financing, and the continuing results at our East Lost Hills project. We anticipate spending approximately $7 million for capital expenditures relating to our existing drilling commitments and related development expenses, and other exploration costs. Based on the success of our exploration program, we may spend up to an additional $12 million for capital expenditures related to exploration and development at East Lost Hills and other projects. We will use a portion of the proceeds from this offering to pay these costs. To limit capital expenditures, we intend to form industry alliances and exchange an appropriate portion of our interest for cash and/or a carried interest in our exploration projects. We may need to raise additional funds to cover capital expenditures. These funds may come from cash flow, equity or debt financings, a credit facility, or sales of interests in our properties, although there is no assurance additional funding will be available.

RECENT ACCOUNTING PRONOUNCEMENTS

    In 1999, the SEC issued Staff Accounting Bulletin No. 101, which deals with revenue recognition and which applies to us beginning in the fourth quarter of our fiscal year ending August 31, 2001. We do not expect its adoption to have a material effect on our financial statements.

    In October 1995, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." This standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or continuing to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion
No. 25. We elected to utilize APB Opinion No. 25 for measurement and will, pursuant to SFAS No. 123, disclose supplementally the pro forma effects on net income and earnings per share of using the new measurement criteria.

    In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," or FIN 44, which became effective July 1, 2000, except that certain conclusions in this interpretation are recognized on a prospective basis from July 1, 2000. FIN 44 clarifies the application of APB Opinion No. 25 for certain issues related to stock issued to employees. We believe our existing stock-based compensation policies and procedures are in compliance with FIN 44 and, therefore, that the adoption of FIN 44 will have no material impact on our financial condition, results of operations or cash flows.

                            BUSINESS AND PROPERTIES

    We are an independent oil and gas exploration company with a strategic focus on exploring for and developing significant oil and gas reserves in deep, structurally complex formations. To date, the primary focus of our activity has been in the San Joaquin Basin of California and on our East Lost Hills project there. We initiated this project in 1997 and brought in industry partners in 1998. We also are involved in a number of other high potential exploration projects in the San Joaquin Basin. In addition, we have established a presence in the Rocky Mountain region. We continue to acquire acreage positions in exploration areas we have identified as having significant oil and gas reserve potential.

    The San Joaquin Basin is one of the most prolific oil and gas producing regions in the continental United States. The basin has been producing for over 100 years, primarily from depths of less than 5,000 feet. In our East Lost Hills project, we are concentrating our exploration efforts on significantly deeper targets, with a particular focus on the deep Temblor formation at depths greater than 15,000 feet. Our first deep Temblor exploration well, drilled with our working interest partners in 1998, encountered extremely high pressures after penetrating the uppermost Temblor sand, resulting in a blowout. After the well produced significant volumes of gas, liquid hydrocarbons and water at high pressures for six months, we brought the well under control and plugged it using a relief well. Since then, we have successfully drilled and completed a new well in the same area to confirm our initial discovery. At present, we are drilling or completing three additional wells at East Lost Hills and plan further drilling. Our participant group holds working interests in the approximately 37,000 gross (approximately 33,000 net) acres at our East Lost Hills project. As a result of our 12.1% interest in the acreage owned by the participant group, our net acreage position in the East Lost Hills project is approximately 4,000 acres.

    In addition to our East Lost Hills project, we control interests in several other exploration projects encompassing approximately 70,000 gross (approximately 36,000 net) acres in the San Joaquin Basin. The most notable of these are our Bulldog and Wedge projects, where we control approximately 30,000 gross (approximately 28,000 net) acres immediately to the northwest of our East Lost Hills acreage. We acquired new 2-D seismic data over this acreage in December 2000 in order to continue our technical geological and geophysical analysis in this area. After we complete this analysis, we expect to be able to sell down a portion of this project and secure drilling participants during calendar 2001, although there is no assurance we will be able to do so.

    In the Rocky Mountain region, we control approximately 288,000 gross (approximately 240,000 net) acres in several areas that we believe to have significant oil and gas reserve potential. Currently, we do not have other participants in these projects. Over the next year, we intend to continue to conduct seismic and other geophysical activities to determine whether to drill exploration wells in this region. We also intend to sell down a portion of these projects to industry partners prior to drilling.

    Since inception, our activities have been focused on prospect generation, the acquisition of acreage, geological and geophysical analysis, securing partners, and drilling exploration and development wells. To date, we have not recorded any reserves and have not generated operating revenues. On February 6, 2001, we commenced our first production at East Lost Hills and we expect to prepare our first reserve report at the end of our August 31, 2001 fiscal year.

BUSINESS STRATEGY

    Our objective is to increase stockholder value per share by adding reserves, production, cash flow, earnings and net asset value. To accomplish this objective, we intend to capitalize on our technical expertise in identifying, evaluating and participating in the exploratory drilling and development of deep, structurally complex formations. We also intend to build on our experience in internally generating exploration projects, our ability to acquire additional working interests in the East Lost Hills project, and our other competitive strengths, which include:

    - our inventory of drilling and exploration projects in the San Joaquin
      Basin,

    - our control of pre-drill exploration phases, and

    - our expertise in advanced seismic imaging.

    To implement our strategy, we seek to:

    - ESTABLISH PRODUCTION AND CASH FLOW FROM OUR EAST LOST HILLS DISCOVERY WELLS. On February 6, 2001, we commenced our first production at East Lost Hills. Natural gas and condensate is being sold under a one-year contract with a major oil company at prices tied to a California index price for the month of delivery.

    - CONTINUE EXPLORATION AND DEVELOPMENT DRILLING IN OUR EAST LOST HILLS PROJECT. In addition to the three wells we are currently drilling or completing, we anticipate that we will commence drilling up to six new wells in our East Lost Hills project in calendar 2001. We also anticipate re-entering and sidetracking the relief well that was drilled in connection with the 1998 blowout.

    - ACQUIRE ADDITIONAL INTERESTS IN THE EAST LOST HILLS PROJECT. We recently acquired an additional 1.5% working interest in our East Lost Hills project. We believe that there may be opportunities to acquire additional interests in this project and intend to selectively pursue acquisitions in order to increase our ownership and participation in future development.

    - INITIATE EXPLORATION DRILLING ON OUR OTHER PROJECTS. In addition to our East Lost Hills project, we control interests in several other exploration projects in the San Joaquin Basin. The most notable of these are our Bulldog and Wedge projects, where we control approximately 30,000 gross (approximately 28,000 net) acres immediately to the northwest of our East Lost Hills acreage. Other targeted areas in which we have acquired leasehold positions include the overthrust belt of Montana and Wyoming and the Denver-Julesburg Basin of Colorado.

    - CONTINUE TO INTERNALLY GENERATE EXPLORATION PROSPECTS. We believe that by continuing to generate exploration prospects with a special emphasis on applying our seismic expertise to deep, structurally complex formations, we can identify prospects with significant oil and gas reserve potential. We then assemble acreage positions on these prospects. This enables us to control costs and the timing of the pre-drill phases of exploration and to sell a portion of our interests to partners, while retaining a carried interest in the initial exploratory drilling.

SIGNIFICANT PROJECTS

    Our exploration activities are focused primarily on the San Joaquin Basin of California. We also own interests in projects in the Rocky Mountain region. Advanced seismic imaging of the structural and stratigraphic complexities common to these regions provides us with the enhanced ability to identify significant oil and gas reserve potential. A number of these projects, especially in the San Joaquin Basin, offer multiple drilling opportunities with individual wells having the potential of encountering multiple reservoirs.

    The following is a summary of our exploration areas and significant projects. While actively pursuing specific exploration activities in each of the following areas, we continually review additional opportunities in these core areas and in other areas that meet our exploration criteria. There is no assurance that we will continue to identify drilling opportunities in our current project portfolio or that any wells drilled will be successful.

  SAN JOAQUIN BASIN, CALIFORNIA

    HISTORY OF DEVELOPMENT. The San Joaquin Basin is one of the most productive oil and gas producing basins in the continental United States. The basin contains 20 fields classified as giant, with each having produced over 100 million barrels of oil equivalent.

    The San Joaquin Basin contains six of the 25 largest oil fields in the United States. All six of these fields were discovered between 1890 and 1911. The basin accounts for 34% of California's actively producing fields, yet produces more than 78% of the state's total oil and gas production. Most of the production within the basin is located along the western and southern end of Kern County. Kern County accounted for over 96% of the 255.8 million barrels of oil equivalent produced in the San Joaquin Basin in 1999.

    EXPLORATION OPPORTUNITY. The San Joaquin Basin has been dominated by major oil companies with large fee acreage holdings and has generally been under-explored by independent exploration and production companies. The large fields in the basin were discovered on surface anticlines and produce predominantly heavy oil from depths of less than 5,000 feet. As a consequence, basin operators have focused on engineering technologies related to enhanced production practices, including steam floods and, most recently, horizontal drilling.

    The focus in the San Joaquin Basin has been on maximizing production from existing shallow fields and has resulted in limited deep exploration. In 1999, the average new well drilled was approximately 2,040 feet. Deep basin targets, both structural and stratigraphic in nature, remain largely untested with modern seismic technology and the drill bit. Our analysis of seismic data leads us to believe that multiple deep exploration opportunities exist in the San Joaquin Basin.

    PYR'S INVOLVEMENT IN EAST LOST HILLS. During 1997, we identified and undertook technical analysis of a deep, large, untested structure in the footwall of the Lost Hills thrust. This prospect lies directly east of and structurally below the existing Lost Hills field, which has produced in excess of 350 million barrels of oil equivalent from shallow depths.

    This unconventional deep prospect had significant structural and reservoir risk, but also had the potential for large reserves. In a joint effort with a private company, we analyzed and interpreted over 350 miles of high-resolution 2-D seismic data to help refine the structural mapping of the prospect. Advanced pre-stack depth migration and interpretation defined a deep sub-thrust structure. Two wells drilled to the east of the prospect in the mid-1970s established the productivity potential of oil and gas at depths below 17,000 feet.

    In early 1998, we entered into an exploration agreement with a number of joint interest partners to participate in the drilling of an initial exploration well. We received cash for our share of acreage in this project and retained a working interest of 10.575%. Of the total working interest, 6.475% was carried in the initial well. During November 2000, we purchased an additional working interest of 1.5443% at East Lost Hills to bring our current working interest to 12.1193%. In addition, we continue to pursue opportunities to purchase additional interests.

    On May 15, 1998, drilling began on our initial exploration well to test the deep Temblor formation, the Bellevue Resources et al. #1-17 East Lost Hills well, located in Kern County, California. The well had a target depth of 19,000 feet. On November 23, 1998, the well had just penetrated the uppermost Temblor sand at 17,600 feet when it blew out and ignited. No personal injuries resulted, and an expert well control team was immediately engaged to contain the fire. Surface containment facilities were installed and liquid and gas production were contained and transported to processing and disposal facilities. Eight unsuccessful attempts were made to control the blowout at the surface.

    On December 18, 1998, the Bellevue #1-17R relief well began drilling. The relief well was drilled to 16,668 feet, where it intersected the original well bore. On May 29, 1999, the Bellevue #1-17 well was controlled by pumping heavy mud and cement into the well bore. The Bellevue #1-17 well bore has been plugged and abandoned, and the Bellevue #1-17R well was sidetracked as a replacement well into the targeted deep Temblor formation. Production testing of the well began in 1999, but difficulties in stimulating the well because of the uncemented production liner led to uncertainties about whether the well could produce at commercial levels. As a result, the participants decided to suspend operations pending additional analysis. We anticipate re-entering and sidetracking the well again to redrill into the deep Temblor formation.

    A majority of the costs associated with the blowout were covered by insurance policies in effect when the blowout occurred. A portion of the claims have not yet been reimbursed through one of the insurance policies. In November 2000, the operator filed a lawsuit on behalf of the participants against the insurance carriers for reimbursement of these costs. If successful, we will be repaid approximately $430,500 for our proportionate share of the unreimbursed claims. These costs are reflected as part of the property costs for the East Lost Hills exploration project on our November 30, 2000 and August 31, 2000 balance sheets. If the lawsuit is not successful, we will not be required to reflect any additional costs in our financial statements other than our share of legal fees.

    On August 26, 1999, we and other working interest owners began drilling the Berkley ELH #1 well, approximately two miles northwest of the Bellevue #1-17R well. On April 12, 2000, this well had drilled to a total depth of 19,724 feet. Production testing began on May 28, 2000 and, on July 6, 2000, based on the results of the production testing and other analysis, we announced a natural gas discovery at the East Lost Hills field. On February 6, 2001, we commenced commercial production of natural gas and liquid hydrocarbons from this well.

    On July 11, 2000, the participants commenced drilling the Berkley ELH #2 well. This well, which targets the same structure encountered by the Bellevue #1-17, Bellevue #1-17R and Berkley ELH #1 wells, is located approximately 1.5 miles northwest of the Berkley ELH #1 well. The Berkley ELH #2 well reached total depth of 18,011 feet in December 2000. While the final liner was run to total depth during the completion process, a portion of the drill pipe was inadvertently cemented in place within the well casing. We will not be able to perforate through the cemented drill pipe and, therefore, will not be able to test the uppermost 120 feet of the Temblor formation in this wellbore. The operator will perforate a portion of the approximately 400 foot section of the casing below the cemented drill pipe. The well then will be production tested as a potential natural gas producer.

    On June 19, 2000, the participants at East Lost Hills commenced drilling the Berkley ELH #3 well. This well, which is located approximately one mile southwest of the Bellevue #1-17R well, is designed to test a geologically separate feature than the structure encountered by the Bellevue #1-17, Bellevue #1-17R, Berkley ELH #1 and Berkley ELH #2 wells. Intermediate casing has been installed to a depth of approximately 18,900 feet. Currently, this well continues to drill at a depth of 20,375 feet.

    On November 26, 2000, the participants commenced drilling the Berkley ELH #4 well. This well is projected to drill to a total depth of 20,000 feet and targets the same structure encountered by the Bellevue #1-17, Bellevue #1-17R, Berkley ELH #1 and Berkley ELH #2 wells. We set intermediate casing to 10,000 feet and this well currently is drilling at 15,369 feet.

    The participants may drill up to six additional wells in this prospect during calendar year 2001, although there is no assurance this will occur.

    WEDGE AND BULLDOG PROJECTS. These projects, which are deep natural gas exploration projects similar to East Lost Hills, are located immediately northwest of our East Lost Hills exploration acreage. We control interests in approximately 30,000 gross (approximately 28,000 net) acres in these projects. We acquired new 2-D seismic data over this acreage in December 2000 in order to continue our technical geological and geophysical analysis in this area. After we complete this analysis, we expect to be able to sell down a portion of this project and secure drilling participants during calendar 2001, although there is no assurance we will be able to do so.

    CAL CANAL, LUCKY DOG AND PYRAMID POWER PROJECTS. In April 1999, we purchased a working interest in three additional deep exploration projects in the San Joaquin Basin. These three projects are outside the East Lost Hills joint venture area. Our working interests range from 3.00% to 3.75% in each of the three exploration projects, with a carried interest in the initial test well in each. These projects target the Temblor formation at depths ranging from 15,000 to 19,000 feet.

    The first exploration well in the program began drilling in the Cal Canal area on June 15, 1999 and was drilled to a total depth of 18,100 feet. After the participants concluded that a completion in the upper portion of the Temblor formation was not warranted, the well was completed in the shallower McDonald formation, and a production test resulted in non-commercial hydrocarbon flow rates. Operations on this well have been temporarily suspended pending a decision on whether to deepen the well. Because of the uncertainty regarding the future of this well, we recorded an impairment against this property of $200,000 for the fiscal year ended August 31, 2000. We own a carried 3.75% working interest in this well.

    Pyramid Power and Lucky Dog remain in the pre-drill exploration phase and no timeline has been identified for drilling.

    RECTANGE FORCE PROJECT. We own a 30% working interest in approximately 6,600 gross acres in this San Joaquin Basin project that targets the deep Temblor formation. We may elect to participate in the drilling of an initial exploration well here at the current 30% ownership, or may elect to sell down our interest for cash and/or a carried working interest in the initial well. This project is still in the development stage and no drilling plans currently are in place.

    SOUTHEAST MARICOPA PROJECT. This is a deep (approximately 15,000 feet) oil exploration project for which we acquired new 3-D seismic data over approximately 52 square miles. Interpretation of the seismic data has resulted in the identification of a light oil exploration prospect, and we are presenting this prospect to potential industry participants. Through lease and option, we control approximately 3,800 gross and net acres in this project.

  ROCKY MOUNTAIN EXPLORATION

    FOOTHILLS PROJECT, MONTANA. This is a moderately deep natural gas exploration project with multiple prospect targets. We control, through lease, option or farmout, approximately 271,000 gross (approximately 227,000 net) acres. We completed our geological and geophysical analysis of this project and are presenting it to a select number of potential industry participants.

    WYOMING PROJECTS. We have three separate early stage exploration projects in Wyoming. We acquired an initial land position of approximately 6,000 gross and net acres. We intend to acquire additional land holdings as opportunities arise. We currently are interpreting seismic data and conducting other geophysical activities.

    DENVER-JULESBURG BASIN, COLORADO. This is a shallow oil exploration project that is based on our interpretation of available geologic data. We currently control approximately 11,000 gross (approximately 7,000 net) acres and have generated a drilling prospect in this area.

CUSTOMERS AND MARKETS

    We and the other participants have entered into a one-year contract to sell our gas and liquid condensate production from the Berkley ELH #1 well to Chevron at prices tied to a California index price for the month of delivery. Chevron has gas gathering and processing capabilities in the area and is responsible for transporting the gas it purchases. Based on the general demand for gas, if for some unforeseen reason we were to lose Chevron as a customer, we believe that we would be able to find other customers. Although we believe this event could cause a temporary interruption in production, we do not expect it would have a long-term material adverse effect on our business.

    The participants built on-site production facilities and a connection pipeline for our first completed well at East Lost Hills and our first production commenced on February 6, 2001. If more wells come into production, of which there can be no assurance, we and our partners will construct production facilities, a field gathering system and processing facilities necessary to sell processed gas into nearby pipelines.

ACREAGE

    The table set forth below summarizes the approximate undeveloped acreage positions we controlled as of December 31, 2000 through lease, farmout, option and other agreements. In many instances, our partners have acquired rights to the acreage and we have a contractual right to have our interests in that acreage assigned to us. In most cases, we are in the process of having those interests so assigned.

LOCATION                                                      GROSS ACRES   NET ACRES
--------                                                      -----------   ---------
San Joaquin Basin...........................................    107,000       40,000
Rocky Mountain Region.......................................    288,000      240,000
                                                                -------      -------

Total.......................................................    395,000      280,000
                                                                =======      =======

DRILLING ACTIVITIES

    During the past three fiscal years, we participated in the drilling of the following exploration and development wells:

    - During the fiscal year ended August 31, 1998, we were a participant in one gross (0.0 net) drilled exploratory well and one gross (0.041 net) exploratory well that began drilling but did not reach total depth during that fiscal year. We had a 40% carried working interest, and therefore paid no drilling costs, for the drilled well. This well, which was unsuccessful and was plugged, was located on a portion of our School Road acreage. The other well, the Bellevue #1-17, had just penetrated the uppermost Temblor sand at 17,600 feet on November 23, 1998 when it blew out and ignited. The Bellevue #1-17 wellbore was plugged and abandoned after being controlled using the Bellevue #1-17R relief well. Of our total working interest in the Bellevue #1-17 well, 6.475% was a carried interest.

    - During the fiscal year ended August 31, 1999, we participated in the drilling of three gross (0.147 net) exploratory wells that began drilling during that fiscal year. These wells consist of the Bellevue #1-17R relief well, our Cal Canal exploratory well and the Berkley ELH #1 well. The Bellevue #1-17R relief well began drilling on December 18, 1998 and was used to control the Bellevue #1-17 well blowout. The Bellevue #1-17R well then was sidetracked as a replacement well. Operations on this well have been suspended, and we anticipate re-entering and sidetracking the Bellevue #1-17R well again to redrill into the deep Temblor formation. Operations on the Cal Canal well have been temporarily suspended pending a decision on whether to deepen the well. The Berkley ELH #1 well was completed and began producing on February 6, 2001.

    - During the fiscal year ended August 31, 2000, we participated in the drilling of one gross (0.121 net) exploration well and one gross (0.121 net) development well that commenced drilling during that fiscal year. The exploration well is the Berkley ELH #3 and the development well is the Berkley ELH #2. The Berkley ELH #2 well reached total depth in
      December 2000 and the operator intends to production test the well as a potential natural gas producer. Intermediate casing has been installed on the Berkley ELH #3 well to a depth of approximately 18,900 feet. This well currently is drilling at approximately 20,375 feet.

    Subsequent to the fiscal year ended August 31, 2000, we participated in the drilling of one gross (0.121 net) development well. This well, the Berkley ELH #4 well, is projected to drill to a total depth of 20,000 feet. Intermediate casing was set to 10,000 feet and this well currently is drilling at 15,369 feet.

    Although there is no assurance that any additional exploration wells will be drilled, we anticipate we will commence drilling up to six additional wells during calendar 2001 in our East Lost Hills project. The actual number of wells drilled will be dependent on several factors, including the results of our ongoing exploration efforts and the availability of capital.

PRODUCTION

    On February 6, 2001, we commenced our first production at East Lost Hills and we expect to prepare our first reserve report at the end of our August 31, 2001 fiscal year.

COMPETITION

    We compete with numerous other companies in virtually all facets of our business, including many companies that have significantly greater resources. These competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties than our financial or personnel resources permit. Our ability to establish and increase reserves in the future will be dependent on our ability to select and acquire suitable producing properties and prospects for future exploration and development. The availability of a market for oil and gas production depends upon numerous factors beyond the control of producers, including but not limited to the availability of other domestic or imported production, the locations and capacity of pipelines, and the effect of federal and state regulation on that production.

GOVERNMENT REGULATION OF THE OIL AND GAS INDUSTRY

    GENERAL. Our business is affected by numerous laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the energy industry. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on our business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

    We do not operate any properties where we own interests. We believe that operations where we own interests comply in all material respects with applicable laws and regulations and that the existence and enforcement of these laws and regulations have no more restrictive an effect on our operations than on other similar companies in the energy industry.

    The following discussion contains summaries of certain laws and regulations and is qualified in its entirety by the foregoing and by reference to the full text of the laws and regulations described.

    FEDERAL REGULATION OF THE SALE AND TRANSPORTATION OF OIL AND GAS. Various aspects of our oil and gas operations are or will be regulated by agencies of the federal government. The Federal Energy Regulatory Commission, or FERC, regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938, or NGA, and the Natural Gas Policy Act of 1978, or NGPA. In the past, the federal government has regulated the prices at which oil and gas could be sold. While "first sales" by producers of natural gas, and all sales of crude oil, condensate and natural gas liquids can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead sales in the natural gas industry began with the enactment of the NGPA in 1978. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act.

The Decontrol Act removed all NGA and NGPA price and non-price controls affecting wellhead sales of natural gas effective January 1, 1993.

    Commencing in April 1992, the FERC issued Order Nos. 636, 636-A, 636-B, 636-C and 636-D ("Order No. 636"), which require interstate pipelines to provide transportation services separately, or "unbundled," from the pipelines' sales of gas. Also, Order No. 636 requires pipelines to provide open access transportation on a nondiscriminatory basis that is equal for all natural gas shippers. Although Order No. 636 does not directly regulate our anticipated production activities, the FERC has stated that it intends for Order No. 636 to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order No. 636 will have on our activities.

    The courts have largely affirmed the significant features of Order No. 636 and numerous related orders pertaining to the individual pipelines, although certain appeals remain pending and the FERC continues to review and modify their open access regulations. In particular, the FERC is conducting a broad review of its transportation regulations, including how they operate in conjunction with state proposals for retail gas market restructuring, whether to eliminate cost-of-service rates for short-term transportation, whether to allocate all short-term capacity on the basis of competitive auctions, and whether changes to long-term transportation policies may also be appropriate to avoid a market bias toward short-term contracts. In February 2000, the FERC issued Order No. 637 amending certain regulations governing interstate natural gas pipeline companies in response to the development of more competitive markets for natural gas and natural gas transportation. The goal of Order No. 637 is to "fine tune" the open access regulations implemented by Order No. 636 to accommodate subsequent changes in the market. Key provisions of Order No. 637 include: (1) waiving the price ceiling for short-term capacity release transactions until September 30, 2002, subject to review and possible extension of the program at that time;
(2) permitting value-oriented peak/off peak rates to better allocate revenue responsibility between short-term and long-term markets; (3) permitting term-differentiated rates, in order to better allocate risks between shippers and the pipeline; (4) revising the regulations related to scheduling procedures, capacity, segmentation, imbalance management, and penalties; (5) retaining the right of first refusal ("ROFR") and the five year matching cap for long-term shippers at maximum rates, but significantly narrowing the ROFR for customers that the FERC does not deem to be captive; and (6) adopting new website reporting requirements that include daily transactional data on all firm and interruptible contracts and daily reporting of scheduled quantities at points or segments. The new reporting requirements became effective September 1, 2000. We cannot predict what action the FERC will take on these matters in the future, nor can we accurately predict whether the FERC's actions will, over the long term, achieve the goal of increasing competition in markets in which our natural gas, once produced, is sold. However, we do not believe that we will be affected by any action taken materially differently than other natural gas producers and marketers with which we compete.

    Commencing in October 1993, the FERC issued a series of rules (Order Nos. 561 and 561-A) establishing an indexing system under which oil pipelines are able to change their transportation rates, subject to prescribed ceiling levels. The indexing system, which allows pipelines to make rate changes to track changes in the Producer Price Index for Finished Goods, minus one percent, became effective January 1, 1995. We do not believe that these rules affect us any differently than other oil producers and marketers with which we will compete when we commence production, if at all.

    The FERC also has issued numerous orders confirming the sale and abandonment of natural gas gathering facilities previously owned by interstate pipelines and acknowledging that if the FERC does not have jurisdiction over services provided on those facilities, then those facilities and services may be subject to regulation by state authorities in accordance with state law. A number of states have either enacted new laws or are considering the adequacy of existing laws affecting gathering rates and/or services. Other state regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, nondiscriminatory take requirements, but does not generally entail rate regulation. Thus, natural gas gathering may receive greater regulatory scrutiny of state agencies in the future. Our anticipated gathering operations could be adversely affected should they be subject in the future to increased state regulation of rates or services, although we do not believe that we would be affected by such regulation any differently than other natural gas producers or gatherers. In addition, the FERC's approval of transfers of previously-regulated gathering systems to independent or pipeline affiliated gathering companies that are not subject to FERC regulation may affect competition for gathering or natural gas marketing services in areas served by those systems and thus may affect both the costs and the nature of gathering services that will be available to interested producers or shippers in the future.

    We conduct certain operations on federal oil and gas leases, which are administered by the Minerals Management Service, or MMS. Federal leases contain relatively standard terms and require compliance with detailed MMS regulations and orders, which are subject to change. Among other restrictions, the MMS has regulations restricting the flaring or venting of natural gas, and has proposed to amend those regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Under certain circumstances, the MMS may require any of our operations on federal leases to be suspended or terminated. Any such suspension or termination could materially and adversely affect our financial condition, cash flows and operations. The MMS recently issued a final rule that amended its regulations governing the valuation of crude oil produced from federal leases. This new rule, which became effective June 1, 2000, provides that the MMS will collect royalties based on the market value of oil produced from federal leases. The lawfulness of the new rule has been challenged in federal court. We cannot predict whether this new rule will be upheld in federal court, nor can we predict whether the MMS will take further action on this matter. However, we do not believe that this new rule will affect us any differently than other producers and marketers of crude oil with which we will compete when we commence production, if at all.

    Additional proposals and proceedings that might affect the oil and gas industry are pending before Congress, the FERC, the MMS, state commissions and the courts. We cannot predict when or whether any such proposals may become effective. In the past, the natural gas industry has been heavily regulated. There is no assurance that the regulatory approach currently pursued by various agencies will continue indefinitely. Notwithstanding the foregoing, we do not anticipate that compliance with existing federal, state and local laws, rules and regulations will have a material or significantly adverse effect upon our capital expenditures, earnings or competitive position. No material portion of our business is subject to re-negotiation of profits or termination of contracts or subcontracts at the election of the federal government.

    STATE REGULATION. Our operations also are subject to regulation at the state and in some cases, county, municipal and local governmental levels. This regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandonment of wells and the disposal of fluids used and produced in connection with operations. Our operations also are or will be subject to various conservation laws and regulations. These include (1) the size of drilling and spacing units or proration units, (2) the density of wells that may be drilled and (3) the unitization or pooling of oil and gas properties. In addition, state conservation laws, which frequently establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose certain requirements regarding the ratability of production. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements, but (except as noted above) does not generally entail rate regulation. These regulatory burdens may affect profitability, but we are unable to predict the future cost or impact of complying with such regulations.

    Further, pursuant to a 1996 law passed by the California State Assembly, certain segments of the power generation industry in the state were deregulated. This statute, the significantly increased demand for natural gas, the increased price of natural gas and other fuels, and the overall increase in the demand for and cost of power generation has created a major crisis in California. The crisis currently threatens to bankrupt many electric utilities because of state-imposed limits on the ability to pass costs through to the utilities' customers.

    In early January 2001, California Governor Gray Davis proposed re-regulation of the entire state electricity and energy market, and proposed various approaches to reducing power consumption in the state. Also in early January 2001, Congress announced that hearings on the California crisis would begin in Washington later in the month.

    The ultimate impact of the situation in California on natural gas prices and producers in the state and elsewhere is unknown at this time. Because natural gas-driven turbines generate a substantial portion of California's electricity supply, it is possible that laws or regulations imposed at the state or federal level intended to alleviate the crisis would have a material adverse impact on natural gas prices, marketing activities, operations or production.

    ENVIRONMENTAL MATTERS. Operations on properties in which we have an interest are subject to extensive federal, state and local environmental laws that regulate the discharge or disposal of materials or substances into the environment and otherwise are intended to protect the environment. Numerous governmental agencies issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial administrative, civil and criminal penalties and in some cases injunctive relief for failure to comply. Some laws, rules and regulations relating to the protection of the environment may, in certain circumstances, impose "strict liability" for environmental contamination. These laws render a person or company liable for environmental and natural resource damages, cleanup costs and, in the case of oil spills in certain states, consequential damages without regard to negligence or fault. Other laws, rules and regulations may require the rate of oil and gas production to be below the economically optimal rate or may even prohibit exploration or production activities in environmentally sensitive areas. In addition, state laws often require some form of remedial action, such as closure of inactive pits and plugging of abandoned wells, to prevent pollution from former or suspended operations. Legislation has been proposed in the past and continues to be evaluated in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as "hazardous wastes." This reclassification would make these wastes subject to much more stringent storage, treatment, disposal and clean-up requirements, which could have a significant adverse impact on operating costs. Initiatives to further regulate the disposal of oil and gas wastes are also proposed in certain states from time to time and may include initiatives at the county, municipal and local government levels. These various initiatives could have a similar adverse impact on operating costs. The regulatory burden of environmental laws and regulations increases our cost and risk of doing business and consequently affects our profitability.

    The federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the "Superfund" law, imposes liability, without regard to fault, on certain classes of persons with respect to the release of a "hazardous substance" into the environment. These persons include the current or prior owner or operator of the disposal site or sites where the release occurred and companies that transported, disposed or arranged for the transport or disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for the federal or state government to pursue such claims. It is also not uncommon for neighboring landowners and other third parties to file claims for personal injury or property or natural resource damages allegedly caused by the hazardous substances released into the environment. Under CERCLA, certain oil and gas materials and products are, by definition, excluded from the term "hazardous substances." At least two federal courts have held that certain wastes associated with the production of crude oil may be classified as hazardous substances under CERCLA. Similarly, under the federal Resource, Conservation and Recovery Act, or RCRA, which governs the generation, treatment, storage and disposal of "solid wastes" and "hazardous wastes," certain oil and gas materials and wastes are exempt from the definition of "hazardous wastes." This exemption continues to be subject to judicial interpretation and increasingly stringent state interpretation. During the normal course of operations on properties in which we have an interest, exempt and non-exempt wastes, including hazardous wastes, that are subject to RCRA and comparable state statutes and implementing regulations are generated or have been generated in the past. The federal Environmental Protection Agency and various state agencies continue to promulgate regulations that limit the disposal and permitting options for certain hazardous and non-hazardous wastes.

    Our operations will involve the use of gas fired compressors to transport collected gas. These compressors are subject to federal and state regulations for the control of air emissions. The operator has submitted a Title V permit application for the compressor facility for the East Lost Hills project and construction permits for other gas-fired compressors and facilities, as applicable. Title V status for a facility results in significant increased testing, monitoring and administrative and compliance costs. To date, other compressor facilities have not triggered Title V requirements due to the design of the facility and the use of state-of-the-art engines and pollution control equipment that serve to reduce air emissions. However, in the future, additional facilities could become subject to Title V requirements as compressor facilities are expanded or if regulatory interpretations of Title V applicability change. Stack testing and emissions monitoring costs will grow as these facilities are expanded and if they trigger Title V. We believe that the operator of the properties in which we have an interest is in substantial compliance with applicable laws, rules and regulations relating to the control of air emissions at all facilities on those properties.

    Although we maintain insurance against some, but not all, of the risks described above, including insuring the costs of clean-up operations, public liability and physical damage, there is no assurance that our insurance will be adequate to cover all such costs, that the insurance will continue to be available in the future or that the insurance will be available at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our financial condition and operations.

    Compliance with environmental requirements, including financial assurance requirements and the costs associated with the cleanup of any spill, could have a material adverse effect on our capital expenditures, earnings or competitive position. We do believe, however, that our operator is in substantial compliance with current applicable environmental laws and regulations. Nevertheless, changes in environmental laws have the potential to adversely affect operations.

    At this time, we have no plans to make any material capital expenditures for environmental control facilities.

TITLE TO PROPERTIES

    As is customary in the oil and gas industry, only a preliminary title examination is conducted at the time we acquire leases or enter into other agreements to obtain control over interests in acreage believed to be suitable for drilling operations. In many instances, our partners have acquired rights to the prospective acreage and we have a contractual right to have our interests in that acreage assigned to us. In most cases, we are in the process of having those interests so assigned. Prior to the commencement of drilling operations, a thorough title examination of the drill site tract is conducted by independent attorneys. Once production from a given well is established, the operator will prepare a division order title report indicating the proper parties and percentages for payment of production proceeds, including royalties. We believe that titles to our leasehold properties are good and defensible in accordance with standards generally acceptable in the oil and gas industry.

EMPLOYEES

    At March 8, 2001, we had seven full time employees.

                                   MANAGEMENT

    Our directors and executive officers, their respective positions and ages, and the year in which each director was first elected, are set forth in the following table. Additional information concerning each of these individuals follows the table.

                                                                                              DIRECTOR
NAME                                       AGE                     POSITION                    SINCE
----                                     --------   ---------------------------------------   --------
D. Scott Singdahlsen...................     42      Chief Executive Officer, President and      1997
                                                      Chairman of the Board
Andrew P. Calerich.....................     36      Chief Financial Officer, Secretary            --
                                                      and Vice President
Keith F. Carney........................     44      Director                                    1997
S. L. Hutchison........................     68      Director                                    1999
Bryce W. Rhodes........................     47      Director                                    1999
Kenneth R. Berry, Jr...................     48      Vice President of Land                        --

    D. SCOTT SINGDAHLSEN has served as our President, Chief Executive Officer and Chairman of the Board since August 1997. Mr. Singdahlsen co-founded PYR Energy, LLC in 1996, and served as General Manager and Exploration Coordinator. Mr. Singdahlsen was a principal and co-founder of Interactive Earth Sciences Corporation, a 3-D seismic management and interpretation consulting firm in Denver, where he served as vice president, president and lead seismic interpretation specialist from 1992 to 1996. Prior to forming Interactive Earth Sciences Corporation, Mr. Singdahlsen was employed as a Development Geologist for Chevron USA in the Rocky Mountain region. At Chevron, Mr. Singdahlsen was involved in 3-D seismic reservoir characterization projects and geostatistical analysis. Mr. Singdahlsen started his career at UNOCAL as an Exploration Geologist in Midland, Texas. Mr. Singdahlsen earned a B.A. in Geology from Hamilton College and a M.S. in Structural Geology from Montana State University.

    ANDREW P. CALERICH has served as our Chief Financial Officer since
August 1997, as Secretary since May 1998, and as Vice President since
August 1999. From 1993 to 1997, Mr. Calerich was a business and financial consultant primarily to public and private oil and gas producers in Denver. From 1990 to 1993, Mr. Calerich was employed as corporate Controller at a publicly traded oil and gas company in Denver. Mr. Calerich began his professional career in public accounting in the tax department at Arthur Andersen & Company.
Mr. Calerich is a Certified Public Accountant. He earned B.S. degrees in both Accounting and Business Administration at Regis College.

    KEITH F. CARNEY has served as a Director since August 1997. Since
October 1997, Mr. Carney has been Executive Vice President of Cheniere
Energy, Inc., a Houston-based publicly traded oil and gas exploration company. From July 1997 until October 1997, Mr. Carney served as Chief Financial Officer of Cheniere Energy. After earning his M.B.A. degree from the University of Denver in 1992, Mr. Carney was employed as a Securities Analyst in the oil and gas exploration/production sector by Smith Barney, Inc. Mr. Carney began his career as an Exploration Geologist at Shell Oil after earning B.S. and M.S. degrees in Geology from Lehigh University.

    S. L. HUTCHISON has been a Director since April 1999, when he was nominated and elected to the Board in connection with our private placement of convertible promissory notes in October and November 1998. Since 1979, Mr. Hutchison has served as Vice President and Chief Financial Officer of Victory Oil Company, an oil and gas production company based in California, and other companies in the Victory Group of companies. Also during that period, Mr. Hutchison has served as Vice President and Chief Financial Officer and a Director of Crail Capital, a real estate investment company that is owned by Victory Oil Company, and Victex, Inc., a real estate and oil and gas company. Mr. Hutchison also serves as Chief Financial Officer and a director of each of the Crail Johnson Foundation and the

Independent Oil Producers Agency, and is the Treasurer and a director of the Los Angeles Maritime Institute. Mr. Hutchison received a Bachelor's degree in accounting from the University of Washington.

    BRYCE W. RHODES has been a Director since April 1999, when he was nominated and elected to the Board in connection with our private placement of convertible promissory notes in October and November 1998. Since 1996, Mr. Rhodes has served as Vice President of Whittier Energy Company, an oil and gas investment company. Mr. Rhodes also served as Investment Manager of Whittier Energy Company from 1990 until 1996. Mr. Rhodes received B.A. degrees in Geology and Biology from the University of California, Santa Cruz, in 1976 and an MBA degree from Stanford University.

    KENNETH R. BERRY, JR. has served as Vice President of Land since
August 1999 and as Land Manager since October 1997. Mr. Berry is responsible for the management of all land issues including leasing and permitting. Mr. Berry has 23 years of experience as an independent landman. Prior to joining the Company, Mr. Berry served as the managing land consultant for Swift Energy Company in the Rocky Mountain region. Mr. Berry began his career in the land department with Tenneco Oil Company after earning a B.A. degree in Petroleum Land Management at the University of Texas -- Austin.

                              PLAN OF DISTRIBUTION

    Subject to the terms and conditions set forth in the subscription agreements dated March 8, 2001 between us and each of the purchasers named below, we have agreed to sell to each purchaser, and each purchaser has agreed to purchase from us, the total number of shares of our common stock set forth opposite each purchaser's name in the following table at a price of $8.00 per share. Each subscription agreement provides that each purchaser will be obligated to purchase all of the shares of common stock set forth opposite its name if any are purchased by that purchaser.

                                                               SHARES OF       AGGREGATE
PURCHASER                                                     COMMON STOCK   PURCHASE PRICE
---------                                                     ------------   --------------
Marathon Resource Partners I Fund LP........................     110,000      $   880,000

Hare Investment Fund LP.....................................      50,000          400,000

Camel Investment Fund.......................................      40,000          320,000

Black Bear Fund I, L.P. ....................................     372,710        2,981,680

Black Bear Fund II, LLC.....................................      34,471          275,768

Black Bear Offshore Fund....................................     497,256        3,978,048

Black Bear Pacific Master Fund Unit Trust...................      95,563          764,504

Jackson Square Partners, L.P. ..............................     200,000        1,600,000

Payden Funds Small Cap Leaders Fund.........................      30,000          240,000

Payden Funds U.S. Growth Leaders Fund.......................      20,000          160,000
                                                               ---------      -----------

  Total.....................................................   1,450,000      $11,600,000
                                                               =========      ===========

    Each purchaser has advised us that it is not acting as an underwriter, placement agent, broker or dealer in connection with its acquisition of our common stock and that it is purchasing our common stock for its own account and not with a view to distribution.

                                 LEGAL MATTERS

    Patton Boggs LLP, Denver, Colorado, acted as our counsel in connection with this offering, including with respect to the validity of the issuance of the common stock offered by this prospectus supplement. Attorneys employed by that law firm beneficially own 35,125 shares of our common stock.

                                    EXPERTS

    The financial statements included and incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Wheeler Wasoff, P.C., independent auditors, to the extent and for the periods set forth in their report included in this prospectus supplement. Those financial statements are included and incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon that report and upon the authority of that firm as experts in auditing and accounting.

                      GLOSSARY OF COMMON OIL AND GAS TERMS

    The following are definitions of terms commonly used in the oil and gas industry and this document.

    Unless otherwise indicated in this document, oil equivalents are determined using the ratio of 6 Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids so that 6 Mcf of natural gas are referred to as one barrel of oil equivalent. As used in this document, the term "Mcf" means thousand cubic feet.

    CAPITAL EXPENDITURES. Costs associated with exploratory and development drilling (including exploratory dry holes); leasehold acquisitions; seismic data acquisitions; geological, geophysical and land related overhead expenditures; delay rentals; producing property acquisitions; other miscellaneous capital expenditures; compression equipment and pipeline costs.

    DEVELOPED ACREAGE. The number of acres that are allocated or assignable to producing wells or wells capable of production.

    DEVELOPMENT WELL. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

    EXPLORATORY WELL. A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

    FINDING AND DEVELOPMENT COSTS. The total capital expenditures, including acquisition costs, and exploration and abandonment costs, for oil and gas activities divided by the amount of proved reserves added in the specified period.

    GROSS ACRES OR GROSS WELLS. The total acres or wells, as the case may be, in which we have a working interest.

    NET ACRES OR NET WELLS. A net acre or well is deemed to exist when the sum of our fractional ownership working interests in gross acres or wells, as the case may be, equals one. The number of net acres or wells is the sum of the fractional working interests owned in gross acres or wells, as the case may be, expressed as whole numbers and fractions thereof.

    OPERATOR. The individual or company responsible to the working interest owners for the exploration, development and production of an oil or natural gas well or lease.

    RESERVES. Natural gas and crude oil, condensate and natural gas liquids on a net revenue interest basis, found to be commercially recoverable.

    SIDETRACK. An operation involving the use of a portion of an existing well to drill a second hole at some desired angle into previously undrilled areas. From this directional start, a new hole is drilled to the desired formation depth and casing is set in the new hole and tied back to the casing from the existing well.

    UNDEVELOPED ACREAGE. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves.

    WORKING INTEREST. An interest in an oil and gas lease that gives the owner of the interest the right to drill and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties.

                         INDEX TO FINANCIAL STATEMENTS
                 FINANCIAL STATEMENTS OF PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                                                PAGE
                                                              --------
Independent Auditor's Report................................    F-2

Balance Sheets
  August 31, 2000 and November 30, 2000 (unaudited).........    F-3

Statements of Operations
  Years Ended August 31, 1999 and 2000, Three Months Ended
  November 30, 1999 and 2000 (unaudited) and Cumulative
  Amounts from Inception to November 30, 2000 (unaudited)...    F-4

Statements of Members'/Stockholders' Equity
  Period from Inception (May 31, 1996) to December 31, 1996,
  Eight Months Ended August 31, 1997, Years Ended
  August 31, 1998, 1999, and 2000, and Three Months Ended
  November 30, 2000 (unaudited).............................    F-5

Statements of Cash Flows
  Years Ended August 31, 1999 and 2000, Three Months Ended
  November 30, 1999 and 2000 (unaudited) and Cumulative
  Amounts from Inception to November 30, 2000 (unaudited)...    F-7

Notes to Financial Statements...............................    F-9

                          INDEPENDENT AUDITOR'S REPORT

To The Board of Directors and Stockholders
PYR ENERGY CORPORATION

    We have audited the accompanying balance sheet of PYR Energy Corporation (a development stage company) as of August 31, 2000, the related statements of operations and cash flows for the two years then ended, and the related statements of members/stockholders' equity for the period from inception to December 31, 1996, eight months ended August 31, 1997 and three years in the period ended August 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PYR Energy Corporation as of August 31, 2000, and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.

                                          Wheeler Wasoff, P.C.

Denver, Colorado
November 13, 2000

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                              AUGUST 31,    NOVEMBER 30,
                                                                 2000           2000
                                                              -----------   ------------
                                                                            (UNAUDITED)
                                         ASSETS

CURRENT ASSETS
  Cash......................................................  $ 8,598,016   $ 4,618,899
  Prepaid expenses and other................................       20,835        79,368
                                                              -----------   -----------
    Total Current Assets....................................    8,618,851     4,698,267
                                                              -----------   -----------
PROPERTY AND EQUIPMENT......................................   11,323,239    15,664,934
                                                              -----------   -----------
                                                              $19,942,090   $20,363,201
                                                              ===========   ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued liabilities..................  $   165,289   $    65,747
  Current portion of capital lease obligation...............          920            --
                                                              -----------   -----------
    Total Current Liabilities...............................      166,209        65,747
                                                              -----------   -----------

COMMITMENTS AND CONTINGENCIES (NOTES 4 AND 9)

STOCKHOLDERS' EQUITY
  Preferred stock, $.001 par value; Authorized 1,000,000
    shares Series A -- Authorized 25,000 shares; Issued and
    outstanding 14,263 shares (August 31, 2000) and none
    (November 30, 2000).....................................           14            --
  Common stock, $.001 par value; Authorized 50,000,000
    shares; Issued and outstanding 19,069,019 shares (August
    31, 2000) and 21,689,053 (November 30, 2000)............       19,069        21,689
  Capital in excess of par value............................   22,048,384    22,714,569
  Deficit accumulated during the development stage..........   (2,291,586)   (2,438,804)
                                                              -----------   -----------
                                                               19,775,881    20,297,454
                                                              -----------   -----------
                                                              $19,942,090   $20,363,201
                                                              ===========   ===========

    The accompanying notes are an integral part of the financial statements

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                      YEARS ENDED             THREE MONTHS ENDED       CUMULATIVE FROM
                                                      AUGUST 31,                 NOVEMBER 30,           INCEPTION TO
                                               -------------------------   -------------------------    NOVEMBER 30,
                                                  1999          2000          1999          2000            2000
                                               -----------   -----------   -----------   -----------   ---------------
                                                                                  (UNAUDITED)            (UNAUDITED)
REVENUES
  Consulting fees............................  $        --   $        --   $        --   $        --     $   127,528
  Interest...................................      116,713       165,411        56,842       111,128         434,993
                                               -----------   -----------   -----------   -----------     -----------
                                                   116,713       165,411        56,842       111,128         562,521
                                               -----------   -----------   -----------   -----------     -----------
OPERATING EXPENSES
  General and administrative.................      743,115       929,420       217,845       254,248       2,745,708
  Dry hole, impairment and abandonments......      306,369       200,000            --            --         521,369
  Interest...................................      183,256           211            66            --         184,306
  Depreciation and amortization..............       24,380        18,327         4,558         4,098          70,271
                                               -----------   -----------   -----------   -----------     -----------
                                                 1,257,120     1,147,958       222,469       258,346       3,521,654
                                               -----------   -----------   -----------   -----------     -----------
OTHER INCOME
  Gain on sale of oil and gas prospects......           --            --            --            --         556,197
                                               -----------   -----------   -----------   -----------     -----------
                                                (1,140,407)     (982,547)     (165,627)     (147,218)     (2,402,936)
INCOME APPLICABLE TO PREDECESSOR LLC (NOTE
  1).........................................           --            --            --            --         (35,868)
                                               -----------   -----------   -----------   -----------     -----------
NET (LOSS)...................................   (1,140,407)     (982,547)     (165,627)     (147,218)     (2,438,804)
  Less dividends on preferred stock..........      (50,910)     (178,621)           --            --        (229,531)
                                               -----------   -----------   -----------   -----------     -----------
NET (LOSS) TO COMMON STOCKHOLDERS............  $(1,191,317)  $(1,161,168)  $  (165,627)  $  (147,218)    $(2,668,335)
                                               ===========   ===========   ===========   ===========     ===========
NET (LOSS) PER COMMON SHARE BASIC AND DILUTED
  (NOTE 2)...................................  $      (.11)  $      (.07)  $     (.011)  $     (.007)    $     (.237)
                                               ===========   ===========   ===========   ===========     ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING BASIC AND DILUTED (NOTE 2).....   10,823,645    16,069,869    14,536,370    19,532,027      10,302,421
                                               ===========   ===========   ===========   ===========     ===========

    The accompanying notes are an integral part of the financial statements

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF MEMBERS'/STOCKHOLDERS' EQUITY

           PERIOD FROM INCEPTION (MAY 31, 1996) TO DECEMBER 31, 1996,
 EIGHT MONTHS ENDED AUGUST 31, 1997, YEARS ENDED AUGUST 31, 1998, 1999 & 2000,
              AND THREE MONTHS ENDED NOVEMBER 30, 2000 (UNAUDITED)

                                                                                                                       DEFICIT
                                                                                                                     ACCUMULATED
                                                          PREFERRED STOCK         COMMON STOCK        CAPITAL IN     DURING THE
                                            MEMBERS'    -------------------   ---------------------    EXCESS OF    DEVELOPMENTAL
                                             EQUITY      SHARES     AMOUNT      SHARES      AMOUNT     PAR VALUE        STAGE
                                            ---------   --------   --------   ----------   --------   -----------   -------------
INCEPTION, MAY 31, 1996...................  $     --         --      $--              --   $    --    $        --    $        --
Initial member contributions -- cash......     5,000         --       --              --        --             --             --
Member contribution -- services...........    12,000         --       --              --        --             --             --
Distributions to members..................   (24,000)        --       --              --        --             --             --
Net income................................    18,963         --       --              --        --             --             --
                                            --------    -------      ---      ----------   -------    -----------    -----------
BALANCE, DECEMBER 31, 1996................    11,963         --       --              --        --             --             --
Member contributions -- cash..............    23,000         --       --              --        --             --             --
Member contribution -- services...........    24,000         --       --              --        --             --             --
Distributions to members..................   (42,000)        --       --              --        --             --             --
Net income -- January 1, 1997 to
  August 5, 1997..........................    16,905         --       --              --        --             --             --
Issuance of common stock to members of PYR
  Energy, LLC upon merger ($.008 per
  share)..................................   (33,868)        --       --       4,000,000     4,000         29,868             --
Recapitalization of shares issued by Mar
  prior to merger.........................        --         --       --       1,059,804     1,060           (724)            --
Sales of common stock pursuant to private
  placement at $.25 per share.............        --         --       --       2,095,000     2,095        521,655             --
Sale of common stock pursuant to private
  placement at $.75 per share.............        --         --       --       2,000,000     2,000      1,498,000             --
Costs of private placements offerings.....        --         --       --              --        --       (280,711)            --
Net (loss) August 6, 1997 to August 31,
  1997....................................        --         --       --              --        --             --        (57,825)
                                            --------    -------      ---      ----------   -------    -----------    -----------
BALANCE, AUGUST 31, 1997..................        --         --       --       9,154,804     9,155      1,768,088        (57,825)
Net (loss)................................        --         --       --              --        --             --       (110,807)
                                            --------    -------      ---      ----------   -------    -----------    -----------
BALANCE, AUGUST 31, 1998..................        --         --       --       9,154,804     9,155      1,768,088       (168,632)
Issuance of preferred stock for
  convertible notes.......................        --     25,000       25              --        --      2,499,976             --
Unamortized convertible note financing
  costs...................................        --         --       --              --        --        (73,319)            --
Issuance of common stock for interest on
  convertible debt, at $2.19 per share....        --         --       --          53,326        53        116,769             --
Issuance of common stock warrants for
  financing costs.........................        --         --       --              --        --         56,833             --
Conversion of preferred stock to common
  stock at $.60 per share.................        --     (2,021)      (2)        336,833       337           (335)            --
Sale of common stock pursuant to private
  placement for cash of $1.60 per share...        --         --       --       4,375,000     4,375      6,995,625             --
Costs of private placement................        --         --       --              --        --        (83,155)            --
Exercise of private placement warrants for
  cash of $2.50 per share.................        --         --       --           3,125         3          7,809             --
Issuance of common stock for property,
  valued at $.75 per share................        --         --       --         266,666       267        199,733             --
Issuance of common stock for property,
  valued at $2.00 per share...............        --         --       --         218,866       219        437,513             --
Preferred dividends paid..................        --         --       --              --        --        (50,910)            --
Net (loss)................................        --         --       --              --        --             --     (1,140,407)
                                            --------    -------      ---      ----------   -------    -----------    -----------
BALANCE AUGUST 31, 1999...................  $     --     22,979      $23      14,408,620   $14,409    $11,874,627    $(1,309,039)
                                            --------    -------      ---      ----------   -------    -----------    -----------

    The accompanying notes are an integral part of the financial statements

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

            STATEMENTS OF MEMBERS'/STOCKHOLDERS' EQUITY (CONTINUED)

           PERIOD FROM INCEPTION (MAY 31, 1996) TO DECEMBER 31, 1996,
 EIGHT MONTHS ENDED AUGUST 31, 1997, YEARS ENDED AUGUST 31, 1998, 1999, & 2000,
              AND THREE MONTHS ENDED NOVEMBER 30, 2000 (UNAUDITED)

                                                                                                                       DEFICIT
                                                                                                                     ACCUMULATED
                                                          PREFERRED STOCK         COMMON STOCK        CAPITAL IN     DURING THE
                                            MEMBERS'    -------------------   ---------------------    EXCESS OF    DEVELOPMENTAL
                                             EQUITY      SHARES     AMOUNT      SHARES      AMOUNT     PAR VALUE        STAGE
                                            ---------   --------   --------   ----------   --------   -----------   -------------
BALANCE AUGUST 31, 1999...................  $     --     22,979      $23      14,408,620   $14,409    $11,874,627    $(1,309,039)
Issuance of common stock for services
  (valued at $4.00 per share).............        --         --       --           5,000         5         19,995             --
Conversion of preferred stock common stock
  at $.60 per share.......................        --     (8,716)      (9)      1,452,597     1,452         (1,443)            --
Exercise of warrants for cash of $.75 per
  share...................................                   --       --          58,333        58         43,692             --
Exercise of private placement warrants for
  cash of $2.50 per share.................        --         --       --         160,938       161        402,184             --
Issuance of common stock for payment of
  preferred dividends (valued at $4.30 per
  share)..................................        --         --       --          24,914        25            (25)            --
Issuance of common stock for payment of
  preferred dividends (valued at $5.24 per
  share)..................................        --         --       --          13,617        14            (14)            --
Sale of common stock pursuant to private
  placement for cash of $3.25 per share...        --         --       --         220,000       220        714,780             --
Costs of private placement................        --         --       --              --        --        (11,857)            --
Exercise of common stock options..........        --         --       --          27,500        28         26,285             --
Retirement of common stock received for
  option exercise.........................        --         --       --          (2,500)       (3)       (10,310)            --
Sale of common stock pursuant to private
  placement for cash of $3.50 per share...        --         --       --       2,700,000     2,700      9,447,300             --
Issuance of common stock warrants for
  offering costs..........................        --         --       --              --        --        110,606             --
Costs of private placement................        --         --       --              --        --       (567,436)            --
Net (loss)................................        --         --       --              --        --             --       (982,547)
                                            --------    -------      ---      ----------   -------    -----------    -----------
BALANCE AUGUST 31, 2000...................        --     14,263       14      19,069,019    19,069     22,048,384     (2,291,586)
Conversion of preferred stock to common
  stock at $.60 per share.................        --    (14,263)     (14)      2,377,234     2,377         (2,363)            --
Exercise of warrants for cash of $.75 per
  share...................................                   --       --         100,000       100         74,900             --
Exercise of private placement warrants for
  cash of $2.50 per share.................        --         --       --          17,125        17         42,795             --
Exercise of private placement warrants for
  cash of $4.80 per share.................        --         --       --         114,286       114        548,459             --
Exercise of common stock options for cash
  of $.68 per share.......................        --         --       --           3,500         4          2,403             --
Exercise of common stock options..........        --         --       --          10,000        10         12,790             --
Retirement of common stock received for
  option exercise.........................        --         --       --          (2,111)       (2)       (12,799)            --
Net (loss)................................        --         --       --              --        --             --       (147,218)
                                            --------    -------      ---      ----------   -------    -----------    -----------
BALANCE NOVEMBER 30, 2000 (UNAUDITED).....  $     --         --      $--      21,689,053   $21,689    $22,714,569    $(2,438,804)
                                            ========    =======      ===      ==========   =======    ===========    ===========

    The accompanying notes are an integral part of the financial statements

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                             THREE MONTHS ENDED           CUMULATIVE
                                                YEARS ENDED AUGUST 31           NOVEMBER 30,             AMOUNTS FROM
                                              -------------------------   -------------------------      INCEPTION TO
                                                 1999          2000          1999          2000       NOVEMBER 30, 2000
                                              -----------   -----------   -----------   -----------   ------------------
                                                                                 (UNAUDITED)             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)..................................  $(1,140,407)  $  (982,547)  $  (165,627)  $  (147,218)     $(2,402,936)
Adjustments to reconcile net (loss) to net
  cash provided by operating activities
  Depreciation and amortization.............       24,380        18,327         4,558         4,098           70,272
  Contributed services......................           --            --            --            --           36,000
  Gain on sale of oil and gas prospects.....           --            --            --            --         (556,197)
  Dry hole, impairment and abandonments.....      306,369       200,000            --            --          521,369
  Common stock issued for interest on
    debt....................................      116,822            --            --            --          116,822
  Common stock issued for services..........           --        20,000        20,000            --           20,000
  Amortization of financing costs...........       26,939            --            --            --           26,939
  Amortization of marketable securities.....      (20,263)           --            --            --          (20,263)
Changes in assets and liabilities...........                                                     --
  Decrease (increase) in accounts
    receivable..............................       (3,082)        2,516       (55,196)      (39,996)         (40,562)
  (Increase) in prepaids....................       (3,451)       (6,644)      (14,100)      (18,537)         (43,923)
  (Decrease) increase in accounts payable...      135,450      (105,802)     (122,211)      (99,542)         (39,939)
  Other.....................................       10,000            --            --           980            7,229
                                              -----------   -----------   -----------   -----------      -----------
Net cash (used) by operating activities.....     (547,243)     (854,150)     (332,576)     (300,215)      (2,305,189)
                                              -----------   -----------   -----------   -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for furniture and equipment.....      (13,067)       (4,200)           --            --          (90,155)
  Cash paid for undeveloped oil and gas
    properties..............................   (3,522,969)   (5,929,267)   (1,557,898)   (4,346,773)     (15,503,800)
  Proceeds from sale of oil and gas
    properties..............................           --            --            --            --        1,050,078
  Cash paid for marketable securities.......   (5,090,799)           --            --            --       (5,090,799)
  Proceeds from sale of marketable
    securities..............................           --     5,111,062     1,916,552            --        5,111,062
  Cash paid for reimbursable property
    costs...................................     (410,000)           --       (20,500)           --         (410,000)
                                              -----------   -----------   -----------   -----------      -----------
Net cash (used) provided by investing
  activities................................   (9,036,835)     (822,405)      338,154    (4,346,773)     (14,933,614)
                                              -----------   -----------   -----------   -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Members capital contributions.............           --            --            --            --           28,000
  Distributions to members..................           --            --            --            --          (66,000)
  Cash from short-term borrowings...........           --            --            --            --          285,000
  Repayment of short-term borrowings........           --            --            --            --         (285,000)
  Proceeds from sale of common stock........    7,000,000    10,165,000            --            --       19,188,750
  Proceeds from sale of convertible debt....    2,500,001            --            --            --        2,500,001
  Proceeds from exercise of warrants........        7,812       446,095            --       666,385        1,120,292
  Proceeds from exercise of options.........           --        16,000            --         2,406           18,406
  Cash paid for offering costs..............     (126,580)     (468,687)           --            --         (875,978)
  Cash received upon recapitalization and
    merger..................................           --            --            --            --              336
  Payments on capital lease.................       (1,440)       (1,742)         (385)         (920)          (5,195)
  Preferred dividends paid..................      (50,910)           --            --            --          (50,910)
                                              -----------   -----------   -----------   -----------      -----------
Net cash (used) provided by financing
  activities................................    9,328,883    10,156,666          (385)      667,871       21,857,702
                                              -----------   -----------   -----------   -----------      -----------
NET (DECREASE) INCREASE IN CASH.............     (255,195)    8,480,111         5,193    (3,979,117)       4,618,899
CASH, BEGINNING OF PERIODS..................      373,100       117,905       117,905     8,598,016               --
                                              -----------   -----------   -----------   -----------      -----------
CASH, END OF PERIODS........................  $   117,905   $ 8,598,016   $   123,098   $ 4,618,899      $ 4,618,899
                                              ===========   ===========   ===========   ===========      ===========

    The accompanying notes are an integral part of the financial statements

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                      STATEMENTS OF CASH FLOWS (CONTINUED)

                     YEARS ENDED AUGUST 31, 1999 AND 2000,
           THREE MONTHS ENDED NOVEMBER 30, 1999 AND 2000 (UNAUDITED) AND PERIOD FROM INCEPTION TO NOVEMBER 30, 2000 (UNAUDITED)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    During the years ended August 31, 1999 and 2000, and the three months ended November 30, 1999 and 2000, the Company paid cash for interest of $371, $211, $66 and $ 0, respectively, on a capital lease.

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

    In August 1997, 4,000,000 shares of common stock were issued to the members of PYR Energy, LLC ("PYR LLC") in exchange for 100 percent of the ownership interests in PYR LLC, for which the net members' equity in PYR LLC was $33,868. These shares were issued pursuant to a plan of reorganization and merger effective August 6, 1997 (Notes 1 and 3).

    During 1996 and 1997 the President of the Company performed services for PYR LLC valued at $12,000 and $24,000, respectively. The value of these services was charged to members' equity as a non-cash capital contribution.

    During the year ended August 31, 1998, the Company entered into a capital lease obligation of $5,195 for office equipment.

    During the year ended August 31, 1999, the Company issued common stock, valued at $637,732, as partial consideration for oil and gas properties; issued common stock, valued at $116,822 for interest on convertible debt; and issued warrants, valued at $56,833, as partial consideration for commission on the sale of convertible debt.

    During the year ended August 31, 2000, the Company issued common stock, valued at $20,000, for services; issued warrants, valued at $110,606, as partial consideration for commission on a private placement sale of common stock; and issued 38,531 shares of common stock for dividends on preferred stock.

    The accompanying notes are an integral part of the financial statements

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

      (UNAUDITED AS TO THE THREE MONTHS ENDED NOVEMBER 30, 1999 AND 2000)

NOTE 1 -- ORGANIZATION AND BUSINESS COMBINATION

    PYR Energy Corporation (the "Company"), is an independent energy company engaged in the exploration and acquisition of crude oil and natural gas reserves in the western United States, primarily California, and is considered a development stage company as defined by Statement of Financial Accounting Standards (SFAS) No. 7. The Company's predecessor, Mar Ventures Inc. ("Mar"), was incorporated under the laws of the State of Delaware on March 27, 1996 for the purpose of producing and marketing traditional television programming and marketing its film library. Mar was a public company that had no significant operations as of July 31, 1997. On August 6, 1997, Mar acquired all the interests in PYR Energy LLC ("PYR LLC") (a Colorado limited liability company organized on May 31, 1996), a development stage company as defined by SFAS
No. 7. PYR LLC, an independent exploration company, was engaged in the acquisition of oil and gas properties for exploration and exploitation in the Rocky Mountain region and California. Effective August 6, 1997, Mar transferred to its former president substantially all its assets and liabilities that were related to its film library operations. The net assets of Mar exchanged pursuant to the transaction with PYR LLC are as follows:

Cash........................................................  $   336
Assets......................................................    1,605
Liabilities.................................................   (1,605)
                                                              -------
                                                              $   336
                                                              -------

    Upon completion of the acquisition of PYR LLC by Mar, PYR LLC ceased to exist as a separate entity. Mar remained as the legal surviving entity and, effective November 12, 1997, Mar changed its name to PYR Energy Corporation. For financial reporting purposes, the business combination was accounted for as an additional capitalization of Mar (a reverse acquisition with PYR LLC as the acquirer). The operations of PYR LLC are the only continuing operations of the Company. Prior to the business combination, Mar loaned $275,000 to PYR LLC for amounts owed by PYR LLC with respect to its oil and gas operations. The loan was eliminated in conjunction with the successful completion of the combination of PYR LLC and Mar.

    The Company is an exploration stage oil and gas company and, as of August 31, 2000, has not earned any production revenue nor recognized reserves on any of its properties. The Company's efforts, since August 1997, have consisted of financing activities and the acquisition of unproven properties and related seismic data. The Company has entered into participation and farm-in agreements with industry partners on certain of its properties pursuant to which these partners have acquired, for cash, interests in the Company's properties. During the year ended August 31, 1998, drilling of two test wells was commenced, with one well being plugged and abandoned and the other suffering a blowout. During the years ended August 31, 1999 and 2000, the Company continued its acquisition of unproven properties and related seismic data with industry partners, and is participating in exploration of the properties, including the drilling of exploratory wells.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY AND EQUIPMENT

    Furniture and equipment is recorded at cost. Depreciation and amortization of assets under capital lease is provided by use of the straight-line method over the estimated useful lives of the related assets

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

      (UNAUDITED AS TO THE THREE MONTHS ENDED NOVEMBER 30, 1999 AND 2000)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of three to five years. Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred.

OIL AND GAS PROPERTIES

    The Company follows the full cost method to account for its oil and gas exploration and development activities. Under the full cost method, all costs incurred which are directly related to oil and gas exploration and development are capitalized and subjected to depreciation and depletion. Depletable costs also include estimates of future development costs of proved reserves. Costs related to undeveloped oil and gas properties may be excluded from depletable costs until such properties are evaluated as either proved or unproved. The net capitalized costs are subject to a ceiling limitation. Gains or losses upon disposition of oil and gas properties are treated as adjustments to capitalized costs, unless the disposition represents a significant portion of the Company's proved reserves. A separate cost center is maintained for expenditures applicable to each country in which the Company conducts exploration and/or production activities.

    Undeveloped oil and gas prospects consist of leases and acreage acquired by the Company for its exploration and development activities, including the cost of seismic data acquisition and evaluation, and drilling costs for exploration wells. The cost of these non-producing leases is recorded at the lower of cost or fair market value.

    The Company has adopted SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Oil and gas properties accounted for using the full cost method of accounting, a method utilized by the Company, are excluded from this requirement, but will continue to be subject to the ceiling test limitations.

    At August 31, 1999 and 2000, the Company had determined that an impairment loss of $285,229 and $200,000, respectively, on unproved oil and gas properties be recognized. The Company had determined that no impairment be recognized during the three month periods ended November 30, 2000 or 1999.

MARKETABLE SECURITIES

    All investments are accounted for under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company determines the appropriate classification at the time of purchase. Securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and discounts to maturity. Marketable securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, which is based on quoted prices. Unrealized gains and losses, net of tax, are reported as a separate component of shareholders' equity. The cost of securities available-for-sale is adjusted for amortization of premiums and discounts to maturity. Interest and amortization of premiums and discounts for all securities are included in interest income. Realized gains and losses are included in other income. Cost of securities sold is determined on a specific identification basis.

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

      (UNAUDITED AS TO THE THREE MONTHS ENDED NOVEMBER 30, 1999 AND 2000)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Company has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    PYR LLC was taxed as a limited liability company until August 6, 1997, and was not subject to federal and state income tax. Earnings and losses through that date were included in the personal tax returns of its members, and PYR LLC did not record an income tax provision.

    At August 31, 2000, the Company had a net operating loss carryforward of approximately $6,300,000 that may be offset against future taxable income through 2020.

    The Company has fully reserved the $1,350,000 tax benefit of operating loss carryforwards, by a valuation allowance of the same amount, because the likelihood of realization of the tax benefit cannot be determined. Of the total tax benefit, $975,000 is attributable to 2000.

    Temporary differences between the time of reporting certain items for financial and tax reporting purposes consist primarily of exploration costs on oil and gas properties and impairment pursuant to SFAS No. 121.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The oil and gas industry is subject, by its nature, to environmental hazards and clean-up costs. At this time, management knows of no substantial costs from environmental accidents or events for which it may be currently liable. The Company has advanced what management believes to be the total remaining costs to claimants related to the November 1998 blowout. (See Note 3.) In addition, the Company's oil and gas business makes it vulnerable to changes in wellhead prices of crude oil and natural gas. Such prices have been volatile in the past and can be expected to be volatile in the future. By definition, proved reserves are based on current oil and gas prices and estimated reserves. Price declines reduce the estimated quantity of proved reserves and increase annual amortization expense (which is based on proved reserves).

(LOSS) PER SHARE

    (Loss) per common share is computed based on the weighted average number of common shares outstanding during each period. Common shares issued to the members of PYR LLC upon completion of Mar's merger with PYR LLC (Note 1) are considered outstanding for all periods presented.

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

      (UNAUDITED AS TO THE THREE MONTHS ENDED NOVEMBER 30, 1999 AND 2000)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Convertible equity instruments, such as stock options and warrants, are not considered in the calculation of net loss per share as their inclusion would be antidilutive.

SHARE BASED COMPENSATION

    In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. This standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25. The Company has elected to utilize APB No. 25 for measurement, and will, pursuant to SFAS No. 123, disclose supplementally the pro forma effects on net income and earnings per share of using the new measurement criteria.

CASH EQUIVALENTS

    For purposes of reporting cash flows, the Company considers as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase. On occasion, the Company has cash in banks in excess of federally insured amounts.

NEW TECHNICAL PRONOUNCEMENTS

    In June 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statements
No. 133," was issued. Adoption of SFAS No. 137 is not expected to have an impact on the Company's financial statements.

NOTE 3 -- PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                                    NOVEMBER 30,
                                                 AUGUST 31, 2000        2000
                                                 ----------------   -------------
                                                                     (UNAUDITED)
Furniture and equipment........................     $    90,155      $    90,155
Asset under capital lease......................           5,195               --
                                                    -----------      -----------
                                                         95,350           90,155
Less accumulated depreciation and
  amortization.................................         (65,700)         (65,583)
                                                    -----------      -----------
                                                         29,650           24,572
                                                    -----------      -----------
Undeveloped oil and gas prospects..............      11,778,818       16,125,591
Less impairment................................        (485,229)        (485,229)
                                                    -----------      -----------
                                                     11,293,589       15,640,362
                                                    -----------      -----------
                                                    $11,323,239      $15,664,934
                                                    ===========      ===========

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

      (UNAUDITED AS TO THE THREE MONTHS ENDED NOVEMBER 30, 1999 AND 2000)

NOTE 3 -- PROPERTY AND EQUIPMENT (CONTINUED)
    Information relating to the Company's costs incurred in its oil and gas operations during the year ended August 31, 2000 and three months ended November 30, 2000 is summarized as follows:

                                                                    NOVEMBER 30,
                                                 AUGUST 31, 2000        2000
                                                 ----------------   -------------
                                                                     (UNAUDITED)
Property acquisitions -- unproved properties...     $1,410,065       $2,819,932
Exploration costs..............................      4,037,591        1,526,841
Yard inventory.................................        572,863               --
                                                    ----------       ----------
                                                    $6,020,519       $4,346,773
                                                    ==========       ==========

    Property acquisition costs include costs incurred to purchase, lease, or otherwise acquire a property. Exploration costs include the costs of geological and geophysical activity, and drilling and equipping exploratory wells.

    The Company reviews and determines the cost basis of drilling prospects on a drilling location basis. During the year ended August 31, 1999, the Company abandoned properties with a carrying cost of $21,140 and, in addition, recorded an impairment loss on undeveloped oil and gas properties in the amount of $285,229 and $200,000 for the years ended August 31, 1999 and 2000, respectively.

    Depreciation expense for the years ended August 31, 1999 and 2000, and the three months ended November 30, 1999 and 2000, was $24,111, $18,327, $4,558 and
$4,098, respectively.

    On November 23, 1998, the Company's test well being drilled on its East Lost Hills prospect suffered a blowout. A majority of the costs associated with the blowout have been covered by insurance policies in effect when the blowout occurred. A portion of the claims has not yet been received from one of the insurance policies. The operator of this well, on the behalf of the participants in the project, including the Company, has filed a claim against the insurance carrier for the reimbursement of these costs. The Company has paid $430,500 for its proportionate share of the claims. The advanced costs at August 31, 2000 are included in oil and gas property costs. All recoveries, if any, will be credited to oil and gas property costs.

NOTE 4 -- CAPITAL LEASE OBLIGATION

    Capitalized lease obligation at August 31, 2000 consists of a lease for office equipment, repayable in monthly installments of $150 with interest at 10.5%.

    Future minimum payments on capitalized leases are as follows:

Year ending August 31, 2001.................................  $937
Less amount representing interest...........................    17
                                                              ----
Present value of net minimum lease payments, current
  maturity..................................................  $920
                                                              ====

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

      (UNAUDITED AS TO THE THREE MONTHS ENDED NOVEMBER 30, 1999 AND 2000)

NOTE 5 -- CONVERTIBLE NOTES PAYABLE

    In November 1998, the Company completed the sale of 10% convertible notes in the amount of $2,500,000, due October 1999. The notes were convertible into an aggregate 25,000 shares of a newly designated Series A Preferred Stock of the Company. The Company obtained stockholder approval for authorization of preferred stock and, in April 1999, all notes were converted to Series A Preferred Stock. Accrued interest due as of the date of conversion of $116,822 was paid by the issuance of 53,326 shares of common stock, valued at $2.19 per share. In conjunction with the sale of $1,500,000 of the notes, the Company paid a finder's fee consisting of $45,000 and warrants to purchase 175,000 shares of the Company's common stock at an exercise price of $.75 per share for a period of five years. The warrants were valued at $56,833.

NOTE 6 -- STOCKHOLDERS' EQUITY

PREFERRED STOCK

    In April 1999, the stockholders of the Company approved an amendment to the Certificate of Incorporation wherein the Company was authorized to issue 1,000,000 shares of preferred stock, with a par value of $.001 per share. The Board of Directors authorized the designation of a "Series A Preferred Stock," consisting of 25,000 shares, face value of $100 per share, with a 10% cumulative dividend payable in cash or shares of common stock on January 1 and July 1 of each year. Holders of Series A Preferred Stock receive preference in the event of any liquidation, dissolution or winding up of the Company. The shares of Series A Preferred Stock were convertible into shares of common stock of the Company at an initial conversion price of $.60 per share.

    In April 1999, the holders of convertible notes (Note 5) converted the notes to 25,000 shares of Series A Preferred Stock. As of August 31, 2000, 10,737 shares of Series A Preferred Stock were converted to 1,789,430 shares of common stock at a conversion price of $.60 per share. During the three months ended November 30, 2000, 14,263 shares of Series A Preferred Stock were converted to 2,377,234 shares of common stock at a conversion price of $.60 per share. No Series A Preferred Stock was outstanding at November 30, 2000.

    At August 31, 2000, accrued, undeclared dividends on the Series A Preferred Stock were $23,789.

COMMON STOCK

    Effective August 6, 1997, Mar completed a merger with PYR LLC. ( See
Note 1.) In conjunction with the merger, the members of PYR LLC received 4,000,000 shares of common stock of Mar. These shares were recorded at the net members' equity of PYR LLC as of that date of $33,868. The 1,059,804 Mar shares outstanding as of the date of merger were recapitalized to the net assets of Mar of $336. For financial statement reporting purposes, this transaction was treated as a reverse acquisition whereby PYR LLC was considered the surviving and reporting entity. For legal purposes, however, Mar remained as the surviving entity. Therefore, the capital structure of the Company was accordingly restated.

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

      (UNAUDITED AS TO THE THREE MONTHS ENDED NOVEMBER 30, 1999 AND 2000)

NOTE 6 -- STOCKHOLDERS' EQUITY (CONTINUED)
    In July 1997, the Company completed the sale of common stock and warrants pursuant to a private placement as follows:

    - 2,095,000 units, at a price of $.25 per unit, consisting of 2,095,000 shares of common stock, warrants to purchase 1,047,500 shares of common stock at an exercise price of $1.25 per share before October 31, 1997, and warrants to purchase 1,047,500 shares of common stock at an exercise price of $1.75 per share before January 31, 1998. Subsequent to the offering, each of the warrant expiration dates was extended one or more times, and all the warrants ultimately expired without having been exercised.

    In August 1997, the Company completed the sale of common stock and warrants pursuant to a private placement as follows:

    - 2,000,000 units, at a price of $.75 per unit, consisting of 2,000,000 shares of common stock, warrants to purchase 1,000,000 shares of common stock at an exercise price of $1.25 per share before October 31, 1997, and warrants to purchase 1,000,000 shares of common stock at an exercise price of $1.75 per share before January 31, 1998. Subsequent to the offering, each of the warrant expiration dates was extended one or more times, and all the warrants ultimately expired without having been exercised.

    Proceeds from these offerings were $523,750 and $1,500,000, respectively, before costs of the offerings of $280,711.

    In May 1999, the Company completed the sale of 437,500 units of common stock and warrants pursuant to a private placement at a price of $16 per unit. Each unit consisted of 10 shares of common stock and one warrant to purchase one share of common stock at an exercise price of $2.50 per share for a period of five years. The Company may repurchase the warrants for $.001 per warrant at any time after the weighted average trading price of the Company's common stock has been at least $6.00 per share for a 45-day period. Proceeds from the offering were $7,000,000, before costs of the offering of $83,155. As of August 31, 2000, warrant holders had exercised 164,063 warrants.

    During the year ended August 31, 1999, the Company issued shares of common stock, valued at non-discounted trading market price as of the date of the transaction, in conjunction with the assignment to the Company of certain undeveloped oil and gas prospects located in California as follows:

    - 266,666 shares, valued at $.75 per share, as full consideration for property received.

    - 218,866 shares, valued at $2.00 per share, as partial consideration for property received.

    In May 2000, the Company completed the sale of 22,000 units of common stock and warrants pursuant to a private placement at a price of $32.50 per unit. Each unit consisted of 10 shares of common stock and one warrant to purchase one share of common stock at an exercise price of $4.25 per share for a period of three years. The Company may repurchase the warrants for $.001 per warrant at any time after the weighted average trading price of the Company's common stock has been at least $7.50 per share for a 30 day period. Proceeds from the offering were $715,000, before costs of the offering of $11,857. As of August 31, 2000, warrant holders had not exercised any warrants.

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

      (UNAUDITED AS TO THE THREE MONTHS ENDED NOVEMBER 30, 1999 AND 2000)

NOTE 6 -- STOCKHOLDERS' EQUITY (CONTINUED)
    In August 2000, the Company completed the sale of 540,000 units of common stock and warrants pursuant to a private placement at a price of $17.50 per unit. Each unit consisted of five shares of common stock and one warrant to purchase one share of common stock at an exercise price of $4.80 per share for a period of three years. The Company may repurchase the warrants for $.001 per warrant at any time after the weighted average trading price of the Company's common stock has been at least $10.00 per share for a 30 trading day period. Proceeds from the offering were $9,450,000, before costs of the offering of $567,436, which included warrants valued at $110,606. As of August 31, 2000, warrant holders had not exercised any warrants.

    During the year ended August 31, 2000, the Company issued 5,000 shares of common stock for services, valued at the non-discounted trading market price as of the date of the transaction of $4.00 per share, or a total of $20,000.

    During the three months ended November 30, 2000, the Company issued an aggregate of 244,911 shares of common stock for exercise of common stock warrants and options at exercise prices of $.68 to $4.80 per share.

WARRANTS

    In 1999, the Company issued warrants to purchase 175,000 shares of common stock at an exercise price of $.75 per share through October 26, 2003 as partial consideration for a commission in conjunction with the private placement of convertible notes. The warrants were valued at $56,833, using the Black-Scholes option pricing model. In May 1999, in conjunction with the sale of 437,500 units of common stock and warrants as described above, the Company issued warrants to purchase 437,500 shares of common stock at an exercise price of $2.50 through May 14, 2004.

    In 2000, the Company issued warrants to purchase 70,875 shares of common stock at an exercise price of $5.50 per share through July 31, 2003 as partial consideration for a commission in conjunction with the private placement of common stock. The warrants were valued at $110,606, using the Black-Scholes option pricing model. In May 2000, in conjunction with the sale of units of common stock and warrants as described above, the Company issued warrants to purchase 22,000 shares of common stock at an exercise price of $4.25 through May 19, 2003. In August 2000, in conjunction with the sale of units and common stock, the Company issued warrants to purchase 540,000 shares of common stock at an exercise price of $4.80 through July 31, 2003. At August 31, 2000, the status of outstanding warrants was as follows:

          ISSUE DATE            SHARES EXERCISABLE   EXERCISE PRICE   EXPIRATION DATE
------------------------------  ------------------   --------------   ----------------
October 26, 1998..............        116,667             $ .75       October 26, 2003
May 14, 1999..................        273,437             $2.50       May 14, 2004
May 19, 2000..................         22,000             $4.25       May 19, 2003
July 31, 2000.................        540,000             $4.80       July 31, 2003
August 1, 2000................         70,875             $5.50       July 31, 2003

    At August 31, 2000, the weighted average exercise price of outstanding warrants was $3.76 per share. During the three months ended November 30, 2000, warrants were exercised to acquire an aggregate of 231,411 shares of common stock at exercise prices of $.75 to $4.80 per share.

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

      (UNAUDITED AS TO THE THREE MONTHS ENDED NOVEMBER 30, 1999 AND 2000)

NOTE 6 -- STOCKHOLDERS' EQUITY (CONTINUED)
    Under two stock option plans, options to purchase common stock may be granted until 2010. Stock options are granted to employees at exercise prices equal to the fair market value of the Company's stock at the dates of grants. Generally, options vest one-third each year for a period of three years after the grant date and can have a maximum term of up to 10 years. Options are issued to key employees and other persons who contribute to the success of the Company. The Company has reserved 1,500,000 shares of common stock for these plans. At August 31, 1999 and 2000, options to purchase 179,000 and 300,000 shares, respectively, were available to be granted pursuant to the stock option plans.

    The status of outstanding options granted pursuant to the plans are as follows:

                                                            NUMBER     WEIGHTED AVG.    WEIGHTED AVG.
                                                           OF SHARES   EXERCISE PRICE    FAIR VALUE
                                                           ---------   --------------   -------------
Options Outstanding -- July 1, 1997 (None exercisable)...    171,000       $1.50            $  --
  Expired................................................    (60,000)
  Granted................................................    135,000       $1.40            $ .31
                                                           ---------
Options Outstanding -- August 31, 1998 (37,000
  exercisable)...........................................    246,000       $1.46            $ .26
  Expired................................................    (10,000)
  Granted................................................    585,000       $1.10            $ .92
                                                           ---------
Options Outstanding -- August 31, 1999 (149,000
  exercisable)...........................................    821,000       $1.20            $ .74
  Granted................................................    379,000       $3.06            $2.37
  Exercised..............................................    (27,500)
                                                           ---------
Options Outstanding -- August 31, 2000 (447,500
  exercisable)...........................................  1,172,500       $2.12            $1.26
                                                           =========

NOTE 7 -- STOCK OPTION PLAN

    The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date consistent with the provisions of SFAS
No. 123, the Company's net loss and loss per share for fiscal 2000 would have been increased to the pro forma amounts indicated below:

Net (loss) applicable to common stockholders -- as
  reported..................................................  $(1,161,168)
                                                              -----------
Net (loss) applicable to common stockholders -- pro forma...  $(1,483,622)
                                                              ===========
(Loss) per share -- as reported.............................  $      (.07)
                                                              ===========
(Loss) per share -- pro forma...............................  $      (.09)
                                                              ===========

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 0%; expected volatility of 71% to 81%; discount rate of 5.50%; and expected lives of two to five years.

    At August 31, 2000, the number of options exercisable was 447,500, the weighted average exercise price of these options was $1.73, the weighted average contractual life of the options was four years and the exercise price was $.69 to $4.13 per share.

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

      (UNAUDITED AS TO THE THREE MONTHS ENDED NOVEMBER 30, 1999 AND 2000)

NOTE 7 -- STOCK OPTION PLAN (CONTINUED)
    During the three months ended November 30, 2000, options were exercised to acquire an aggregate of 13,500 shares of common stock at exercise prices of $.68 to $1.28 per share. The Company also granted additional options to purchase an aggregate of 255,000 shares of common stock at exercise prices ranging from $5.25 to $5.78.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

    The Company has entered into a non-cancelable lease, as amended, for office facilities. Minimum payments due under this lease are as follows:

Year ending August 31, 2001.................................  $37,036

    Rent expense was $40,816 and $41,036 for the years ended August 31, 1999 and 2000, respectively, and $10,283 and $10,381 for the three months ended
November 30, 1999 and 2000, respectively.

    In conjunction with the Company's working interests in undeveloped oil and gas projects, the Company must pay approximately $1,298,000 in delay rentals and other costs during fiscal year ended August 31, 2001 to maintain the right to explore these projects.

    The Company may be subject to various possible contingencies which are derived primarily from interpretations of federal and state laws and regulations affecting the oil and gas industry. Although management believes it has complied with the various laws and regulations, new rulings and interpretations may require the Company to make adjustments.

NOTE 9 -- FINANCIAL INSTRUMENTS

FAIR VALUE

    The carrying amount reported in the balance sheet for cash, prepaid expenses, accounts payable and accrued liabilities approximates fair value because of the immediate or short-term maturity of these financial instruments.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash. The Company maintains cash accounts at one financial institution. The Company periodically evaluates the credit worthiness of financial institutions, and maintains cash accounts only in large, high quality financial institutions, thereby minimizing exposure for deposits in excess of federally insured amounts. The Company believes that credit risk associated with cash is remote.

NOTE 10 -- SEGMENT REPORTING

    In June 1997, SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," was issued, which amends the requirements for a public enterprise to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in the pronouncement, are components of an enterprise about which separate financial information is available and that are evaluated regularly by the Company in deciding how to allocate resources and in

                             PYR ENERGY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

      (UNAUDITED AS TO THE THREE MONTHS ENDED NOVEMBER 30, 1999 AND 2000)

NOTE 10 -- SEGMENT REPORTING (CONTINUED) assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

    The Company has one reportable segment, oil and gas producing activities. The Company has concentrated its oil and gas exploration activities in the western United States, primarily in California and the Rocky Mountain region. All significant activities in this segment have been with industry partners.

    The Company had not earned any revenue from its oil and gas activities nor recorded proved reserves as of August 31, 2000.

NOTE 11 -- COMPREHENSIVE INCOME

    There are no adjustments necessary to net (loss) as presented in the accompanying statements of operations to derive comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income."

NOTE 12 -- RECLASSIFICATIONS

    The accompanying financial statements for the year ended August 31, 1999 have been reclassified to reflect the reclassification of preferred dividends paid in 1999 as a charge to capital in excess of par value instead of a charge to accumulated deficit.

NOTE 13 -- SUBSEQUENT EVENT

    At August 31, 2000, the Company had a 10.575% interest in East Lost Hills. In November 2000, the Company entered into an agreement with a privately held non-related entity to purchase an additional 1.544% interest in the East Lost Hills project, thereby increasing its interest to 12.119%.

NOTE 14 -- UNAUDITED PERIODS

    The financial information with respect to the three months ended
November 30, 1999 and 2000, and with respect to cumulative amounts from inception to November 30, 2000, is unaudited. In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the Company's financial position as of November 30, 2000 and the results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of results to be expected for a full year.

PROSPECTUS

                                  $75,000,000

                             PYR ENERGY CORPORATION

                                  Common Stock

                                Preferred Stock

                               Depositary Shares

                                    Warrants

                               ------------------

We may offer from time to time any of the following securities:

    - Shares of common stock

    - Shares of preferred stock, which may be issued in the form of depositary shares evidenced by depositary receipts

    - Warrants to purchase common stock, preferred stock, or any combination of those securities

    - Any combination of these securities.

The total initial offering price for these securities will not exceed $75,000,000, or its equivalent if some or all of the securities are denominated in one or more foreign currencies, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

We may sell the securities directly, through agents designated from time to time or through underwriters or dealers. If any agents or any underwriters or dealers are involved in the sale of the securities, the names of those agents, underwriters or dealers, any applicable commissions and discounts, and our anticipated net proceeds will be set forth in the applicable prospectus supplement.

Specific terms of the particular securities to be sold pursuant to this prospectus will be set forth in one or more accompanying prospectus supplements. The prospectus supplements will include a description of the securities, the terms of the offering of the securities, and the initial price and the net proceeds we expect to receive from the sale of those securities.

OUR COMMON STOCK IS QUOTED ON THE AMERICAN STOCK EXCHANGE UNDER THE SYMBOL "PYR". ON DECEMBER 12, 2000, THE CLOSING PRICE OF THE COMMON STOCK WAS $7.5625 PER SHARE. ANY COMMON STOCK OFFERED WILL BE LISTED, SUBJECT TO NOTICE OF ISSUANCE, ON THE AMERICAN STOCK EXCHANGE. THE APPLICABLE PROSPECTUS SUPPLEMENT WILL CONTAIN INFORMATION ABOUT ANY LISTING OF OTHER SECURITIES ON A SECURITIES EXCHANGE.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 2.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                 The date of this prospectus is January 5, 2001

                                  RISK FACTORS

    THE PURCHASE OF OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. BEFORE PURCHASING OUR SECURITIES, YOU SHOULD READ THIS ENTIRE PROSPECTUS AND CONSIDER THE FOLLOWING FACTORS CONCERNING THE COMPANY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.

WE HAVE A LIMITED OPERATING HISTORY.

    We have a limited operating history since we started in the oil and gas business in 1996. The development of our business will require substantial expenditures. Our future financial results will depend primarily on our ability to locate oil and gas and other hydrocarbons economically in commercial quantities, on our ability to provide drilling site and target depth recommendations resulting in profitable productive wells, and on the market prices for oil and gas. We cannot predict that our future operations will be profitable.

OIL AND GAS PRICES ARE HIGHLY VOLATILE.

    Even if we are able to discover or acquire oil and gas production, of which there is no assurance, our revenues, profitability and liquidity will be highly dependent upon prevailing prices for oil and gas. Oil and gas prices can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. Current price levels may not be sustained. Prices also are affected by actions of state and local agencies, the United States and foreign governments, and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas. Any substantial or extended decline in the price of oil and/or natural gas would have a material adverse effect on our business.

THE OIL AND GAS BUSINESS IS SPECULATIVE IN NATURE.

    Sales of oil and gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. The marketability of our gas production, if any, will depend in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could negatively affect our ability to produce and market oil and gas. If market factors were to change dramatically, the financial impact on us could be substantial because we would incur expenses without receiving revenues from sales of production.

WE DEPEND ON INDUSTRY ALLIANCES.

    We attempt to limit financial exposure on a project-by-project basis by forming industry alliances where our technical expertise can be complemented with the financial resources and operating expertise of established companies. If we were not able to form these industry alliances, our ability to fully implement our business plan could be limited. This could have a material, negative effect on our business.

OUR NON-OPERATOR STATUS LIMITS OUR CONTROL OVER OUR OIL AND GAS RELATED
PROJECTS.

    We focus primarily on providing seismic imaging and analysis and rely upon other project participants to provide and complete all other project operations and responsibilities including operating, drilling, marketing and project administration. As a result, we have only a limited ability to exercise control over a significant portion of a project's operations or the associated costs of those operations. The success of a project is dependent upon a number of factors that are outside of our area of expertise and project responsibilities. These factors include: (1) the availability of favorable term leases and required permitting for projects, (2) the availability of future capital resources by us and the other participants for the purchasing of leases and the drilling of wells, (3) the approval of other participants to the purchasing of leases and the drilling of wells on the projects, and (4) the economic conditions at the time of drilling, including the prevailing and anticipated prices for oil and gas. Our reliance on other project participants and our limited ability to directly control certain project costs could have a material negative effect on our receipt of expected rates of return on our investment in certain projects.

WE MAY NOT DISCOVER RESERVES.

    Our future success is dependent upon our ability to economically locate oil and gas reserves in commercial quantities. Except to the extent that we acquire properties containing proved reserves or that we conduct successful exploration and development activities, or both, our proved reserves, if any, will decline as reserves are produced. Our ability to locate reserves is dependent upon a number of factors, including our participation in multiple exploration projects and technological capability to locate oil and gas in commercial quantities. We cannot predict that we will have the opportunity to participate in projects that economically produce commercial quantities of hydrocarbons in amounts necessary to meet our business plan or that the projects in which we elect to participate will be successful. There can be no assurance that our planned projects will result in significant reserves or that we will have future success in drilling productive wells at low reserve replacement costs. We have not yet established any oil and gas production, and have not recorded any proved reserves.

WE NEED ADDITIONAL FUNDING TO SUSTAIN OUR OPERATIONS.

    We anticipate that we will need additional funding to sustain our operations for our oil and gas exploration plans. Since August 1997, we have been able to obtain gross proceeds of $23,699,800 through private placements of our securities. However, there is no assurance that we will be able to obtain additional financing in the future. We do not have a steady source of revenue to provide funding to sustain operations. The availability of a reliable source of revenue to sustain our operations is beyond our control.

OUR EXPLORATORY DRILLING ACTIVITIES ARE COSTLY AND MAY NOT BE PROFITABLE.

    Exploration for oil and gas is a speculative business involving a high degree of risk, including the risk that no commercially productive oil and gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors. These include unexpected formation and drilling conditions, pressure or other irregularities in formations, equipment failures or accidents, as well as weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Our expenditures on oil and gas properties could result in discoveries of oil or natural gas in commercial quantities. Some or all of our test wells, as a consequence, may not ultimately be developed into producing wells and may be abandoned. If this is the case, we will have incurred expenses for the abandoned well without receiving any revenues from that well.

OUR INSURANCE MAY NOT BE SUFFICIENT TO COVER ALL OUR OPERATIONS.

    The nature of the oil and gas business involves a variety of risks. These include the risks of operating hazards such as fires, explosions, cratering, blowouts, such as the blowout at the exploratory well in which we have an interest in East Lost Hills, and encountering formations with abnormal pressures. The occurrence of any of these risks could result in losses. We expect to maintain insurance against some, but not all, of these risks in amounts that we believe to be reasonable in accordance with customary industry practices. The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on our financial position.

MANY OF OUR COMPETITORS HAVE MORE RESOURCES THAN WE DO.

    We compete in the areas of oil and gas exploration with other companies. Many of these competitors may have substantially larger financial and other resources than we do. From time to time, there may be competition for, and shortage of, exploration, drilling and production equipment. These shortages could lead to an increase in costs and to delays in operations that could have a material adverse effect on our business. We may therefore not be able to acquire desirable properties or equipment required to develop our properties. Problems of this nature also could prevent us from producing any oil and gas we discover at the rate we desire to do so.

TECHNOLOGY CHANGES COULD PUT US AT A COMPETITIVE DISADVANTAGE.

    The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other oil and gas finding companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. One or more of the technologies that we currently utilize or implement may become obsolete in the future. If this occurs, our business could be materially adversely affected. If we are unable to utilize the most advanced commercially available technology, our business could be materially and adversely affected.

GOVERNMENT REGULATIONS COULD HURT OUR BUSINESS.

    The production and sale of oil and gas are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of oil and gas, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters including taxes. Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. Although we intend to be in compliance with applicable environmental and other government laws and regulations, we cannot guarantee that significant costs for compliance will not be incurred in the future. The November 1998 blowout of the East Lost Hills exploratory well in which we have an interest raises a number of these risks. However, we believe that all costs associated with the blowout have been paid for through insurance coverage or our direct payments.

OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY.

    Our operating results, as a start-up company in the oil and gas industry, may vary significantly during any financial period. These variations may be caused by significant periods of time between each of our discoveries and developments, if any, of oil or natural gas properties in commercial quantities. These variations also may be caused by the volatility associated with oil and gas prices.

ATTEMPTS TO GROW OUR BUSINESS COULD HAVE AN ADVERSE EFFECT.

    Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON KEY EMPLOYEES.

    We are highly dependent on the services of D. Scott Singdahlsen, our Chief Executive Officer and President, Andrew P. Calerich, our Chief Financial Officer, and our other geological and geophysical staff members. The loss of the services of any of them could hurt our business. We do not have an employment contract with Mr. Singdahlsen, Mr. Calerich or any other employee.

OUR BUSINESS MAY BE LIMITED.

    We currently are pursuing only the oil and gas exploration business. Although we are involved in other oil and gas projects, we are concentrating the majority of our initial oil and gas exploration efforts in the San Joaquin Basin. We are involved in eight separate and distinct projects in the San Joaquin Basin, but our exploration efforts are concentrated in this same general area and this lack of diverse business operations subjects us to a high degree of concentration of risks. Our future success may depend upon our success in discovering and developing oil and gas in commercial quantities on our San Joaquin properties and upon the general economic success of the oil and gas industry.

                                  THE COMPANY

    PYR Energy Corporation is a development stage independent oil and gas exploration company whose strategic focus is the application of advanced seismic imaging and computer-aided exploration technologies in the systematic search for commercial hydrocarbon reserves, primarily in the onshore western United States. We attempt to leverage our technical experience and expertise with seismic data to identify exploration and exploitation projects with significant potential economic return. We currently intend to participate in exploration projects as a non-operating, working interest owner, sharing both risks and rewards with our joint venture partners. We have and will continue to pursue exploration opportunities in regions where we believe significant opportunity for discovery of oil and gas exists. By reducing drilling risk through seismic technology, we seek to improve the expected return on investment in our oil and gas exploration projects.

    Our predecessor was founded in 1996 by two geoscientists with extensive seismic and geological experience in the western United States. Our employees have extensive experience in exploration, exploitation and the application of advanced geophysical technologies. Our business plan involves the following strategy:

    - Focus on high-impact exploration plays in the western United States in under-exploited or under-explored mature basins

    - Gain access to large, non-performing or under-performing acreage positions

    - Focus on play concepts that are expandable within a basin or region

    - Use advanced seismic imaging, processing and visualization to reduce drilling risks

    - Use seismic to capture resolution of trapping geometry

    - Leverage technical expertise with outside capital resources

    - Retain control of the pre-drill exploration process

    - Retain sizable working interest in each prospect

    - Use industry partners for local operating expertise

    We were incorporated in March 1996 in the state of Delaware under the name Mar Ventures Inc. Effective as of August 6, 1997, we purchased all the ownership interests of PYR Energy, LLC, an oil and gas exploration company. Also on that date, we issued units of our common stock and common stock purchase warrants for approximately $1,700,000, net of fees and commissions. The warrants subsequently expired without exercise. Effective as of November 12, 1997, we changed our name to PYR Energy Corporation.

    Our offices are located at 1675 Broadway, Suite 2450, Denver, Colorado 80202. The telephone number is (303) 825-3748, the facsimile number is
(303) 825-3768, and our website address is www.pyrenergy.com. The contents of our website do not constitute a part of this prospectus or any related prospectus supplement.

                                USE OF PROCEEDS

    Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include the repayment of outstanding indebtedness, working capital increases, capital expenditures and acquisitions. Pending application, the proceeds may be invested in short-term obligations or qualified government or marketable securities. Any specific allocations of the proceeds to a particular purpose that have been made at the date of any prospectus supplement will be described in that prospectus supplement.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital consists of 50,000,000 shares of $.001 par value common stock and 1,000,000 shares of $.001 par value preferred stock. We had 22,091,857 shares of common stock issued and outstanding as of January 5, 2001, and these outstanding shares were held by approximately 2,250 stockholders. We also had an aggregate of 517,589 warrants outstanding to purchase 517,589 shares of our common stock.

    The following is a description of our securities, some or all of which may be offered pursuant to prospectus supplements.

COMMON STOCK

    Each share of the common stock is entitled to share equally with each other share of common stock in dividends if and when declared by the board of directors. Upon our liquidation or dissolution, whether voluntary or involuntary, each share of common stock is entitled to share equally in our assets that are available for distribution to the holders of the common stock. Each holder of common stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder has the right to vote that number of shares for as many persons as there are directors to be elected. Cumulative voting is not allowed in the election of directors or for any other purpose, and the holders of common stock have no preemptive rights, redemption rights or rights of conversion with respect to the common stock. The holders of more than 50 percent of the shares of common stock could, therefore, if they chose to do so and unless subject to a voting agreement to the contrary, elect all our directors. All outstanding shares of common stock and all shares underlying the warrants when issued will be fully paid and nonassessable by the Company. The board of directors is authorized to issue additional shares of common stock within the limits authorized by our Certificate Of Incorporation and without stockholder action.

    We have not paid any cash dividends since our inception.

    We reserved a sufficient number of shares of common stock for issuance upon the exercise of options under our 1997 and 2000 Stock Option Plans.

    ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW. We are subject to Section 203 of the Delaware General Corporation Law. Generally, that law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless
(1) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes a merger, asset sale and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The provisions of
Section 203 may have the effect of delaying, deferring or preventing a change of control of the Company.

    DIRECTOR LIABILITY. Our certificate of incorporation contains a provision that limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law. The provision eliminates the personal liability of our directors and stockholders for monetary damages for breaches of their fiduciary duty of care. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the declaration or payment of dividends in violation of Delaware law or in respect of any transaction from which a director received an improper personal benefit. Our certificate of incorporation provides that if the Delaware General Corporation Law is amended to further limit such liability, then the liability of directors will be limited or eliminated to the maximum extent permitted by law as so amended.

PREFERRED STOCK

    We are authorized to issue 1,000,000 shares of preferred stock. At the present time, 25,000 shares of preferred stock are designated as the Series A Preferred Stock and were issued in April 1999 upon the conversion of convertible promissory notes that we issued in November 1998. See below "-- Series A Preferred Stock". Under our certificate of incorporation, the board of directors may from time to time establish and issue one or more series of preferred stock and fix the designations, powers, preferences and rights of the shares of that series and the qualifications, limitations or restrictions on those shares. A description of possible terms is set forth below. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors voting together as a single class, without a separate vote of the holders of the preferred stock, or any series of preferred stock, unless a vote of any such holders is required pursuant to any certificate of designation relating to a series of preferred stock.

    The following description of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. Certain other terms of a particular series of preferred stock will be described in the prospectus supplement relating to that series. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the preferred stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws and the certificate of designation relating to each series of preferred stock, which will be filed with the SEC in connection with the offering of that series of preferred stock.

    GENERAL. Subject to limitations prescribed by Delaware law and our certificate of incorporation and bylaws, the board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations, relative rights, preferences and limitations of that series. These may include provisions concerning voting, redemption, dividends, dissolution, the distribution of assets, conversion or sinking funds, and other subjects or matters as may be fixed by resolution of the board of directors or a duly authorized committee of the board. The preferred stock will, when issued, be fully paid and nonassessable upon issuance against the full payment of the purchase price for that stock, and will not have, or be subject to, any preemptive or similar rights.

    Reference is made to the prospectus supplement relating to the series of preferred stock offered by that supplement for specific terms, including the following:

    - the class or series, title and stated value of that preferred stock;

    - the number of shares of that preferred stock offered, the liquidation preference per share and the offering price of that preferred stock;

    - the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of those terms applicable to that preferred stock;

    - whether dividends on that preferred stock will be cumulative and, if cumulative, the date from which dividends on that preferred stock will accumulate;

    - the procedures for any auction and remarketing, if any, for that preferred stock;

    - provisions for a sinking fund, if any, for that preferred stock;

    - provisions for redemption, if applicable, of that preferred stock;

    - any listing of that preferred stock on any securities exchange;

    - the terms and conditions, if applicable, upon which that preferred stock will be convertible into other of our securities, including the conversion price (or manner of calculation of the conversion price);

    - whether interests in that preferred stock will be represented by depositary shares;

    - a discussion of certain federal income tax considerations applicable to that preferred stock; and

    - any other material terms, preferences, rights, limitations or restrictions of that preferred stock.

    RANK. Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to (as applicable) dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank

    - senior to all classes or series of our common stock and to all our equity securities the terms of which provide that those equity securities are subordinated to that preferred stock;

    - on a parity with all our equity securities other than those referred to in previous and following clauses;

    - junior to all our equity securities which the terms of that preferred stock provide will rank senior to it.

    For these purposes, the term "equity securities" does not include convertible debt securities.

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

SERIES A PREFERRED STOCK

    The notes we issued in November 1998 were automatically converted into 25,000 shares of our redeemable convertible Series A Preferred stock in April 1999 when our stockholders approved the Series A Preferred. All the Series A Preferred subsequently were converted into 4,166,667 shares of common stock.

DESCRIPTION OF DEPOSITARY SHARES

    GENERAL. We may issue depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of a series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement among the Company, the depositary named in the depositary agreement and the holders from time to time of the depositary receipts issued by the preferred stock depositary that will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the series of preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

    The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of a series of preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request. The statements made in this prospectus relating to the deposit agreement and the depositary receipts to be issued under the depositary agreement are summaries of certain anticipated provisions of those agreements and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

    DIVIDENDS AND OTHER DISTRIBUTIONS. The preferred stock depositary will distribute any cash dividends or other cash distributions received in respect of a series of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of those depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

    In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled to that property, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make that distribution. If that occurs, the preferred stock depositary may, with our approval, sell that property and distribute the net proceeds from that sale to the holders.

    WITHDRAWAL OF PREFERRED STOCK. Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption), the holders of those receipts will be entitled to delivery at that office, to or upon that holder's order, of the number of whole or fractional shares of the series of preferred stock and any money or other property represented by the depositary shares evidenced by those depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related series of preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of those shares of preferred stock will not thereafter be entitled to receive depositary shares for those shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

    REDEMPTION. Whenever we redeem shares of a series of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of that series of preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends on those shares to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to that series of preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method we determine. From and after the date fixed for redemption, all dividends in respect of the shares of a series of preferred stock called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon that redemption and any money or other property to which the holders of those depositary receipts were entitled upon that redemption and surrender of those depositary receipts to the preferred stock depositary.

    VOTING. Upon receipt of notice of any meeting at which the holders of a series of preferred stock deposited with the preferred stock depositary are entitled to vote, the preferred stock depositary will mail the information contained in that notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent that series of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for that series of preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder's depositary shares. The preferred stock depositary will vote the amount of that series of preferred stock represented by that depositary shares in accordance with those instructions, and we will agree to take all reasonable action that may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of that series of preferred stock represented by those depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing those depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

    LIQUIDATION PREFERENCE. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by that depositary receipt, as set forth in the applicable prospectus supplement.

    CONVERSION. The depositary shares, as such, are not convertible into common stock or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by their holders to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of a series of preferred stock represented by the depositary shares evidenced by those depositary receipts into whole shares of common stock, other shares of preferred stock or other shares of our capital stock, and we have agreed that upon receipt of those instructions and any amounts payable in respect of those depositary receipts, we will cause the conversion of those depositary receipts using the same procedures as those provided for delivery of preferred stock to effect that conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if that conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

    AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT. The form of depositary receipt evidencing the depositary shares that represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related series of preferred stock will not be effective unless that amendment has been approved by the existing holders of at least two-thirds of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related series of preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold that receipt, to consent and agree to that amendment and to be bound by the deposit agreement as amended.

    We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if a majority of each series of preferred stock subject to that deposit agreement consents to that termination, in which case the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by that holder, the number of whole or fractional shares of each such series of preferred stock as are represented by the depositary shares evidenced by those depositary receipts together with any other property held by the preferred stock depositary with respect to those depositary receipts. In addition, the deposit agreement will automatically terminate if (1) all outstanding depositary shares issued under that agreement shall have been redeemed, (2) there shall have been a final distribution in respect of each series of preferred stock subject to that deposit agreement in connection with any liquidation, dissolution or winding up of the Company and that distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing that series of preferred stock or (3) each share of preferred stock subject to that deposit agreement shall have been converted into capital stock not so represented by depositary shares.

    CHARGES OF PREFERRED STOCK DEPOSITARY. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay certain transfer and other taxes and governmental charges, as well as the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

    RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITARY. The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

    MISCELLANEOUS. The preferred stock depositary will forward to holders of depositary receipts any reports and communications from us that are received by the preferred stock depositary with respect to the related preferred stock.

    Pursuant to the terms of the deposit agreement, neither the preferred stock depositary nor we will be liable if it is prevented from or delayed in, by law or any circumstances beyond either of our control, performing our respective obligations under the deposit agreement. The obligations of the Company and the preferred stock depositary under the deposit agreement will be limited to performing their respective duties under the agreement in good faith and without negligence (in the case of any action or inaction in the voting of a series of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and the Company and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of a series of preferred stock represented by those receipts unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of a series of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give that information, and on documents believed in good faith to be genuine and signed by a proper party.

    In the event the preferred stock depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

    We may issue warrants for the purchase of preferred stock and common stock. Warrants may be issued independently or together with preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from that preferred stock or common stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrant certificates relating to the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. The following summaries of certain provisions of the warrant agreements and warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrant certificates relating to each series of warrants which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of that series of warrants.

    GENERAL. If warrants are offered, the applicable prospectus supplement will describe the terms of those warrants, including, in the case of warrants for the purchase of preferred stock or common stock, the following where applicable:

    - the offering price;

    - the aggregate number of shares purchasable upon exercise of the warrants and the exercise price;

    - the designation and terms of the series of preferred stock or common stock with which those warrants are being offered, if any, and the number of those warrants being offered with each such preferred stock or common stock;

    - the date, if any, on and after which those warrants and any related series of preferred stock or common stock will be transferable separately;

    - the date on which the right to exercise those warrants shall commence and the expiration date;

    - any special United States Federal income tax consequences;

    - the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

    - any other terms of the warrants.

    Warrant certificates may be exchanged for new warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the applicable warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of those warrants will not have any rights of holders of that preferred stock or common stock, including the right to receive payments of dividends, if any, on that capital stock, or to exercise any applicable right to vote.

    EXERCISE OF WARRANTS. Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock, as the case may be, at the exercise price as shall in each case be set forth in, or shall be calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date (or such later date to which the expiration date may be extended by us), unexercised warrants will become void.

    Warrants may be exercised by delivering to the applicable warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the preferred stock or common stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price in cash or by certified or official bank check, subject to the receipt within five
(5) business days of the warrant certificate evidencing those warrants. Upon receipt of that payment at the corporate trust office of the applicable warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the preferred stock or common stock, as the case maybe, purchasable upon that exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

    AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENTS. The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued under those agreements to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the applicable warrants.

    WARRANT ADJUSTMENTS. The applicable prospectus supplement will specify the manner, if any, in which the exercise price of, and the number or amount of securities covered by, a warrant for preferred stock or common stock is subject to adjustment in certain circumstances.

OUTSTANDING WARRANTS

    The following warrants were outstanding on January 5, 2001:

    - warrants to purchase 22,000 shares of common stock at an exercise price of $4.25 until May 19, 2003 held by 10 holders;

    - warrants to purchase 425,714 shares of common stock at an exercise price of $4.80 until July 31, 2003 held by 21 holders; and

    - warrants to purchase 70,875 shares of common stock at an exercise price of $5.50 until July 31, 2003 held by one holder.

                              PLAN OF DISTRIBUTION

    We may sell the securities in and/or outside the United States in any of the following manners:

    - through underwriters;

    - through dealers acting as principal or as agent;

    - directly to a limited number of purchasers or to a single purchaser; or

    - through agents.

    The applicable prospectus supplement with respect to any offering of securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds from that sale, any delayed delivery arrangements, any discounts or commissions and other items constituting compensation allowed or paid to any underwriters, dealers or agents, any aggregate initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any aggregate initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

UNDERWRITERS

    If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement. Unless otherwise set forth in the prospectus supplement relating to those securities, the obligations of the underwriters to purchase the securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

DEALERS

    If dealers are utilized in the sale of securities in respect of which this prospectus is delivered, we will sell those securities to the dealers acting as principals or agents. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. The terms of the transaction will be set forth in the prospectus supplement relating to those securities to the extent required by the Securities Act.

DIRECT SALES

    The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect to which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement relating to those securities to the extent required by the Securities Act. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

    The securities may be sold directly by us to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any such sales, including the terms of any bidding or auction process, will be described in the prospectus supplement relating to those securities.

SALES BY AGENTS

    If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

OVER-ALLOTMENTS AND STABILIZATION

    In connection with the offering, the underwriters may purchase and sell the additional securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities; and short positions created by the underwriters involve the sale by the underwriters of a greater number of securities than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the underwriters if those securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

INDEMNIFICATION

    Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that those agents, dealers or underwriters may be required to make in accordance with that agreement. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business or otherwise.

TRADING MARKETS

    Each series of securities, other than the common stock, will be a new issue with no established trading market. The common stock is listed on the American Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on that exchange, subject to official notice of issuance. We may elect to list any series of preferred stock, depositary shares or warrants on an exchange, but are not obligated to do so. If so indicated in the applicable prospectus supplement, any underwriters or agents to or through whom securities are sold by us may make a market in those securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

                                 LEGAL MATTERS

    Patton Boggs LLP, Denver, Colorado, acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered in this prospectus. As of January 5, 2001, attorneys employed by that law firm beneficially owned 33,625 shares of our common stock.

                                    EXPERTS

    The financial statements appearing in our Annual Report on Form 10-KSB for the fiscal year ended August 31, 2000 have been audited by Wheeler Wasoff, P.C., independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. Those financial statements are incorporated in this prospectus by reference in reliance upon that report and upon the authority of that firm as experts in auditing and accounting.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

    Pursuant to Delaware law, our board of directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director of the Company. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. Our bylaws grant this indemnification to our officers and directors.

    Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND CAUTIONARY STATEMENTS

    This prospectus and the documents incorporated into this prospectus by reference include "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in or incorporated into this prospectus regarding our financial position, business strategy, plans and objectives of management for future operations, and capital expenditures are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct.

    Additional statements concerning important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this prospectus, including the "Risk Factors" section, and in the documents incorporated into this prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the Cautionary Statements.

                      WHERE YOU CAN FIND MORE INFORMATION

    This prospectus constitutes a part of a registration statement on Form S-3 filed with the SEC under the Securities Act. The registration statement on Form S-3, together with any amendments, are referred to in this prospectus as the registration statement. This prospectus does not contain all the information set forth in the registration statement and exhibits to the registration statement, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, and those statements are qualified in all respects by this reference.

    We are subject to the periodic reporting and other informational requirements of the Exchange Act. The reports and other information that we file with the SEC can be inspected and copied at the following public reference facilities maintained by the SEC:

    - 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024

    - 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511

    - 7 World Trade Center, New York, New York 10048.

    Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed electronically by the Company with the SEC are available at the SEC's World Wide Web site at HTTP://WWW.SEC.GOV. The SEC's World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents that previously were, or are required in the future to be, filed with the SEC (File No. 001-14462) pursuant to the Exchange Act are incorporated into this prospectus by reference:

    - Our Annual Report on Form 10-KSB for the year ended August 31, 2000;

    - Our Proxy Statement dated February 18, 2000 concerning our Annual Meeting of Stockholders held on March 13, 2000;

    - Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby.

    We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to D. Scott Singdahlsen, President, PYR Energy Corporation, 1675 Broadway, Suite 2450, Denver, Colorado 80202, telephone number (303) 825-3748.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR SALE OF THE COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS CORRECT AFTER THE DATES OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                         PAGE
Prospectus Supplement Summary.............     S-1
Risk Factors..............................     S-6
Forward-Looking Statements................    S-12
Price Range of Common Stock and
  Dividend Policy.........................    S-13
Use of Proceeds...........................    S-13
Capitalization............................    S-14
Selected Financial Data...................    S-15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................    S-16
Business and Properties...................    S-21
Management................................    S-32
Plan of Distribution......................    S-34
Legal Matters.............................    S-34
Experts...................................    S-34
Glossary of Common Oil and Gas Terms......    S-35
Index to Financial Statements.............     F-1

PROSPECTUS
Risk Factors..............................       2
The Company...............................       6
Use of Proceeds...........................       6
Description of Capital Stock..............       7
Plan of Distribution......................      14
Legal Matters.............................      16
Experts...................................      16
Securities and Exchange Commission
  Position
  on Certain Indemnification..............      16
Disclosure Regarding Forward-Looking
  Statements and Cautionary Statements....      16
Where You Can Find More Information.......      17
Incorporation of Certain Documents by
  Reference...............................      17

                                1,450,000 SHARES

                                   [PYR LOGO]

                                  COMMON STOCK
                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                                 March 8, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------